PURCHASE AND SALE AGREEMENT
by and among
TRINSEO US HOLDING, INC., TRINSEO EUROPE GMBH, TRINSEO S.A.,
ARISTECH SURFACES LLC
and
SK AA HOLDINGS, LLC

Dated as of July 19, 2021

Article I DEFINITIONS1

Section 1.1.Definitions1

Article II PURCHASE AND SALE1

Section 2.1.Purchase and Sale of the Purchased Interests1

Section 2.2.Closing2

Section 2.3.Transactions to Be Effected at the Closing2

Section 2.4.Purchase Price Adjustment5

Section 2.5.No Withholding8

Section 2.6.Intended Tax Treatment; Allocation8

Article III REPRESENTATIONS AND WARRANTIES OF THE SELLER9

Section 3.1.Good Standing9

Section 3.2.Authority and Enforceability9

Section 3.3.Noncontravention.9

Section 3.4.Proceedings and Orders10

Section 3.5.Title to Purchased Interests10

Section 3.6.Brokers10

Article IV REPRESENTATIONS AND WARRANTIES of THE Company10

Section 4.1.Organization and Existence10

Section 4.2.Authority and Enforceability11

Section 4.3.Capitalization of the Company11

Section 4.4.Company Subsidiaries.12

Section 4.5.Noncontravention.12

Section 4.6.Financial Statements13

Section 4.7.Absence of Undisclosed Liabilities13

Section 4.8.Absence of Changes13

Section 4.9.Proceedings and Orders14

Section 4.10.Compliance with Laws; Permits.14

Section 4.11.Material Contracts.16

Section 4.12.Real Property17

Section 4.13.Employee Benefits.19

Section 4.14.Labor and Employment Matters.21

Section 4.15.Environmental Matters22

Section 4.16.Insurance23

Section 4.17.Taxes23

Section 4.18.Intellectual Property and Data Privacy.23

Section 4.19.Affiliate Transactions25

Section 4.20.Major Customers and Major Vendors.25

Section 4.21.Inventory; Accounts Receivable25

Section 4.22.Product Warranties; Recalls.26

Section 4.23.Title to and Condition of Assets; Sufficiency of Assets.26

Section 4.24.Brokers26

Section 4.25.Books and Records27

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Article V REPRESENTATIONS AND WARRANTIES OF THE BUYERS27

Section 5.1.Good Standing27

Section 5.2.Authority and Enforceability27

Section 5.3.Noncontravention28

Section 5.4.Proceedings and Orders28

Section 5.5.Available Funds; Solvency28

Section 5.6.Investment Representations28

Section 5.7.Brokers29

Article VI COVENANTS29

Section 6.1.Access to Information.29

Section 6.2.Conduct of Business Pending the Closing30

Section 6.3.Publicity31

Section 6.4.Exclusivity.31

Section 6.5.Expenses31

Section 6.6.HSR Filings.32

Section 6.7.Transfer Taxes33

Section 6.8.Tax Matters.34

Section 6.9.Further Actions.36

Section 6.10.Releases37

Section 6.11.Employee Matters.38

Section 6.12.D&O Indemnification and Insurance.40

Section 6.13.R&W Policy41

Section 6.14.Insurance42

Section 6.15.Notification of Certain Matters42

Section 6.16.Inspection of Real Property42

Section 6.17.Resignations43

Section 6.18.Estoppel Certificate43

Article VII CLOSING CONDITIONS43

Section 7.1.The Buyers’ Conditions to Closing43

Section 7.2.The Seller’s Conditions to Closing44

Section 7.3.Mutual Conditions to Closing44

Article VIII TERMINATION45

Section 8.1.Grounds for Termination45

Section 8.2.Effect of Termination46

Article IX INDEMNIFICATION46

Section 9.1.Survival.46

Section 9.2.Indemnification by the Seller.47

Section 9.3.Indemnification by the Buyers.49

Section 9.4.Indemnification Procedure for Third-Party Claims.50

Section 9.5.Indemnification Procedures for Non-Third-Party Claims51

Section 9.6.Calculation of Indemnity Payments.52

Section 9.7.Indemnification Payments52

Section 9.8.Characterization of Indemnification Payments53

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Section 9.9.Assignment of Claims53

Article X MISCELLANEOUS53

Section 10.1.Notices53

Section 10.2.Severability55

Section 10.3.Entire Agreement; Third-Party Beneficiaries55

Section 10.4.Governing Law56

Section 10.5.Consent to Jurisdiction; Waiver of Jury Trial56

Section 10.6.Right to Specific Performance56

Section 10.7.Assignment57

Section 10.8.Headings57

Section 10.9.Construction57

Section 10.10.Amendments and Waivers58

Section 10.11.Appendices, Schedules and Exhibits58

Section 10.12.Counterparts58

Section 10.13.Guarantee.58

Section 10.14.Buyer Representative60

Appendix ADefinitions

Appendix BForm of Non-Competition and Non-Solicitation Agreement

Schedule ATransferred IP Assets

Schedule BAccounting Principles; Sample Calculation; Closing Statement Format

Schedule CAllocation

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This PURCHASE AND SALE AGREEMENT, dated as of July 19, 2021 (this “Agreement”), is entered into by and among Trinseo US Holding, Inc., a Delaware corporation (the “Buyer”), Trinseo Europe GmbH, a Swiss corporation (the “IP Buyer” and collectively with the Buyer, the “Buyers”), Trinseo S.A., a Luxembourg société anonyme (the “Guarantor”), Aristech Surfaces LLC, a Kentucky limited liability company (the “Company”), and SK AA Holdings, LLC, a Delaware limited liability company and the sole member of the Company (the “Seller”). The Buyers, the Guarantor, the Company and the Seller are each referred to in this Agreement individually as a “Party” and, collectively, as the “Parties”.

RECITALS

WHEREAS, the Seller owns all of the issued and outstanding membership interests of the Company (the “Purchased Interests”);

WHEREAS, the Company is the owner of certain intellectual property described on Schedule A (the “Transferred IP Assets”);

WHEREAS, the Seller desires to sell to the Buyer, and the Buyer desires to purchase from the Seller, upon the terms and conditions set forth in this Agreement, all of the Purchased Interests; and

WHEREAS, the Company desires to sell to the IP Buyer, and the IP Buyer desires to purchase from the Company, upon the terms and conditions set forth in this Agreement, all of the Transferred IP Assets.

NOW THEREFORE, in consideration of the foregoing premises and the respective representations and warranties, covenants and agreements contained in this Agreement, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

Article I

DEFINITIONS

 Definitions. Capitalized terms used in this Agreement have the meanings ascribed to them in Appendix A to this Agreement.

Article II

PURCHASE AND SALE

 Purchase and Sale of the Purchased Interests. Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, the Seller will sell, transfer and deliver to the Buyer, and the Buyer will purchase from the Seller, the Purchased Interests, and the Company will sell, transfer and deliver to the IP Buyer, and the IP Buyer will purchase from the Company, the Transferred IP Assets, for an aggregate purchase price equal to the sum of $445,000,000 (the “Base Purchase Price”), plus (i) an amount (which may be positive or negative) equal to (A) the Final Closing Working Capital, minus (B) the Target Working Capital, plus (ii) the Final Closing Cash, minus (iii) the Final Closing Indebtedness, minus (iv) the Final

Closing Transaction Costs; minus (v) the Escrow Amount (the “Purchase Price”); provided, that the portion of the Purchase Price attributable to the Transferred IP Assets is $175,000,000, which amount may be adjusted by the Buyer prior to Closing by notice to the Seller (the “IP Consideration”). The Company hereby directs the IP Buyer to pay, and assigns its right to receive, the IP Consideration, to the Seller.

 Closing. The closing of the Transactions (the “Closing”) shall take place at 1:00 p.m. Eastern Time at the offices of Morgan, Lewis & Bockius LLP (the “Firm”), 101 Park Avenue, New York, NY 10174 on the fourth Business Day following the satisfaction or waiver of the conditions set forth in Article VII (except for those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions at the Closing), or at such other time, date and place (including remotely) as may be mutually agreed upon in writing by the Parties (the date on which the Closing actually occurs being referred to in this Agreement as the “Closing Date”). The Parties shall target a Closing Date of September 1, 2021 or such other first day of the calendar month following the satisfaction or waiver of the conditions set forth in Article VII (except for those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions at the Closing). The Closing will be deemed effective as of 12:01 a.m. Eastern Time on the Closing Date. All actions to be taken and all documents to be executed and delivered by the Parties at the Closing shall be deemed to have been taken and executed simultaneously, and no actions shall be deemed to have been taken nor documents executed or delivered until all have been taken, executed and delivered.

 Transactions to Be Effected at the Closing.

(a)At the Closing, the Buyer (or the IP Buyer, as applicable) will:

(i)pay to the Seller (by wire transfer of immediately available funds to the account(s) designated by the Seller in the Estimated Closing Statement) an amount equal to the Closing Payment as set forth on the Estimated Closing Statement (it being understood that at the Closing, the IP Buyer will pay to the Seller the portion of the Closing Payment attributable to the IP Consideration);

(ii)pay an amount equal to the Estimated Closing Indebtedness to the applicable payees, as set forth on the Estimated Closing Statement (to the extent capable of being repaid at Closing); it being understood that the payment amounts to Wells Fargo and Berndorf Band GmbH shall be consistent in each case with a payoff and lien release letter executed and delivered by Wells Fargo or Berndorf Band GmbH, as applicable, to the Company prior to Closing;

(iii)subject to Section 2.3(c), pay the Estimated Closing Transaction Costs to the applicable payees, as set forth on the Estimated Closing Statement;

(iv)deliver to the Escrow Agent the Escrow Amount (such amount, including any interest or other amounts earned thereon and less any disbursements therefrom in accordance with the Escrow Agreement, the “Escrow Fund”) by wire transfer of immediately available funds to accounts designated by the Escrow Agent, to be held for the purpose of securing the obligations of the Seller in Section 2.4 and Article IX, and the Escrow Agreement;

(v)deliver to the Seller all Ancillary Documents to which the Buyer is a party duly executed by the Buyer;

(vi)deliver to the Seller a copy of the R&W Policy; and

(vii)deliver to the Seller a certificate duly executed by an authorized officer of the Buyer, dated as of the Closing Date, stating that the conditions specified in Section 7.2(a) and Section 7.2(b) have been satisfied.

(b)At the Closing, the Seller will deliver to the Buyer (or the IP Buyer, as applicable):

(i)instruments of assignment or other instrument of transfer, duly executed as necessary by the Seller for transfer of the applicable Purchased Interests to the Buyer (the “Assignment”);

(ii)a properly prepared IRS Form W-9 duly executed by the Seller;

(iii)all Ancillary Documents to which the Seller or the Company are parties duly executed by the Seller or the Company, as applicable;

(iv)duly executed and acknowledged certificates by each direct or indirect owner of the Seller, in form and substance reasonably acceptable to the Buyer, in accordance with Treasury Regulation Section 1.1445-2(b)(2), certifying that the transactions hereunder are exempt from withholding under Section 1445 of the Code;

(v)a copy of the D&O Tail;

(vi)the Estimated Closing Statement at least three Business Days before Closing;

(vii)a certificate duly executed by an authorized officer of the Seller, dated as of the Closing Date, stating that the conditions specified in Section 7.1(a) and Section 7.1(b) relating to the representations, warranties, covenants and agreements of the Seller and the Company have been satisfied;

(viii)a certificate of the Secretary (or equivalent officer) of the Seller certifying (A) that attached thereto are true and complete copies of all resolutions adopted by the manager of the Seller authorizing the execution, delivery and performance of this Agreement and the Ancillary Documents and the consummation of the Transactions, and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the Transactions, and (B) the names and signatures of the officers of the Seller authorized to sign this Agreement, the Ancillary Documents and the other documents to be delivered hereunder and thereunder;

(ix)evidence, in form and substance reasonably satisfactory to the Buyer, of the termination of the distribution agreement between the Company and AA Disc, Inc., a Florida corporation;

(x)customary payoff letters (including a release of claims) from the holders of the Indebtedness of the Company Entities set forth on Section 2.3(b)(x) of the Disclosure Schedule; provided, that such payoff letters shall provide for (A) the termination of any applicable Liens at the Closing or (B) the filing of customary Lien releases as soon as practicable following the Closing, in each case, subject to the receipt by the holders of such Indebtedness of the applicable payoff amounts;

(xi)all approvals, consents and waivers that are listed on Section 4.5 of the Disclosure Schedule with executed counterparts thereof;

(xii)resignations of the managers and, as requested by the Buyer, officers of the Company pursuant to Section 6.17;

(xiii)a good standing certificate (or its equivalent) for the Company from the secretary of state or similar Governmental Entity of the jurisdiction under the Laws in which the Company is organized;

(xiv)a docket report containing all due dates with respect to any Registered IP identified in Section 4.18(a)(i) of the Disclosure Schedule occurring in any applicable jurisdiction within thirty (30) days of the Closing;

(xv)to the IP Buyer, conveyance documents reasonably acceptable to the IP Buyer pursuant to which the Company transfers the Transferred IP Assets to the IP Buyer (it being understood that all title update costs and any transfer, stamp or similar Taxes and all filing fees associated with such transfer will be borne entirely by IP Buyer); and

(xvi)non-competition and non-solicitation agreement from the Seller and each Seller Founder in favor of the Company, the Buyer and the Buyer’s Affiliates, in form attached hereto as Appendix B, and a similar agreement entered into by the chief executive officer in favor of the Company for a term of two years and reflecting Transaction bonus received as adequate consideration for such agreement.

(c)To the extent that any component of a Closing Amount is identified on the Estimated Closing Statement as components to be paid to Employees through a Company Entity’s regular payroll (each, an “Employee Payment”), the Buyer shall pay those amounts to the applicable Company Entity at the Closing (which, for the avoidance of doubt, will reduce the portion of the Closing Amount payable to the Seller), and such Company Entity shall, and following the Closing the Buyer shall cause the applicable Company Entity to, pay the Employee Payments to the applicable Employees on the Closing Date or, if the Closing Date is not a regular payroll date for the applicable Company Entity, not later than the applicable Company Entity’s next regular payroll date. Notwithstanding the foregoing, if any Employee Payment (or portion thereof) is not paid to the applicable Employee, whether due to the termination of the applicable Company Entity’s obligation to make such Employee Payment or for any other reason, the applicable Company Entity shall, and the Buyer shall cause the applicable Company Entity to, pay to the Seller (by wire transfer of immediately available funds to the account(s) designated by the Seller in the Estimated Closing Statement) such Employee Payment (or portion thereof) on the later of (i) ten Business Days following the date on which such Employee Payment was due to be made to the applicable Employee, (ii) ten Business Days after the date on which the applicable Company Entity’s obligation to make such Employee Payment is terminated and (iii) ten Business Days after the date on which any dispute over whether such Employee Payment is due to the applicable Employee is fully and finally resolved. The Seller acknowledges and agrees that in connection with any such dispute, the Buyer and/or the Company may, in their sole discretion, settle such dispute by paying all or a portion of the Employee Payment to the applicable Employee (or his or her representatives) notwithstanding that the Seller, the Buyer or the Company asserts that such Employee Payment is not required to be paid. In the event of any such settlement payment of all or a portion of the applicable Employee Payment, such amount paid in settlement will in no event be required to be paid to the accounts designated by the Seller in accordance with this Section 2.3(c).

 Purchase Price Adjustment.

(a)No later than three Business Days prior to the Closing Date, the Seller shall deliver to the Buyer a statement prepared in accordance with this Section 2.4(a) (the “Estimated Closing Statement”). The Estimated Closing Statement shall be prepared and calculated in a manner consistent with the applicable definitions contained in this Agreement, the Sample Calculation and in accordance with the Accounting Principles. The Estimated Closing Statement shall set forth the Seller’s good faith estimate of: (i) the Closing Working Capital (such estimate, the “Estimated Closing Working Capital”); (ii) the Closing Cash (such estimate, the “Estimated Closing Cash”); (iii) the Closing Indebtedness (such estimate, the “Estimated Closing Indebtedness”); (iv) the Closing Transaction Costs (such estimate, the “Estimated Closing Transaction Costs”); (v) the Escrow Amount (which, for the avoidance of doubt, shall not be an estimate, but shall be the amount set forth in this Agreement); and (vi) the resulting Closing Payment. The Estimated Closing Statement shall also include instructions that identify (A) the bank account(s) for the Seller and the amount of the Closing Payment to be paid to the Seller’s bank account(s) and (B) the bank accounts designated to facilitate direct payment by the Buyer of the Estimated Closing Indebtedness, the Estimated Closing Transaction Costs, and the Escrow Amount to the applicable payees on behalf of the Seller and the Company Entities. The Estimated Closing Working Capital, the Estimated Closing Cash, the Estimated Closing Indebtedness and the Estimated Closing Transaction Costs (as set forth in the Estimated Closing Statement delivered by the Seller to the Buyer) shall be binding on the Parties for the purposes of determining the Closing Payment.

(b)As soon as reasonably practicable following the Closing, but in any event no later than 90 days after the Closing Date, the Buyer will prepare and deliver, or cause to be prepared and delivered, to the Seller an unaudited statement (the “Closing Statement”), setting forth the Buyer’s good faith calculation of each of the Closing Amounts and the Closing Payments. The Closing Statement shall be prepared and calculated in accordance with the Accounting Principles. In the event the Buyer does not deliver the Closing Statement to the Seller within 90 days after the Closing Date, the Estimated Closing Statement shall be deemed to have been delivered by the Buyer to the Seller on the date that is 90 days after the Closing Date.

(c)Upon receipt from the Buyer, the Seller shall have 45 days to review the Closing Statement (the “Review Period”). At the request of the Seller, the Buyer shall (i) reasonably cooperate with and assist, and shall cause its Subsidiaries, including the Company

Entities, and each of their respective Representatives to reasonably cooperate with and assist, the Seller and its Representatives in the review of the Closing Statement (including by executing such documents and other instruments and taking further actions as may be reasonably required to cause the Buyer and the Company Entities and their respective accountants to deliver to the Seller and its Representatives copies of their work papers relating to the Company Entities) and (ii) provide the Seller and its Representatives with any information reasonably requested by the Seller that is necessary for its review of the Closing Statement; provided, that such access shall be in a manner that does not materially interfere with the normal business operations of the Buyer or the Company. If the Seller disagrees with the Buyer’s computation of the Closing Amounts (each as set forth in the Closing Statement), the Seller shall, on or prior to the last day of the Review Period, deliver a written notice to the Buyer (the “Notice of Objection”) that sets forth the Seller’s objections to the Buyer’s calculation of the Closing Amounts, as applicable. Any Notice of Objection shall specify those items or amounts with which the Seller disagrees and shall set forth the Seller’s calculation of the Closing Amounts and the Closing Payment based on such objections.

(d)If the Seller does not deliver a Notice of Objection to the Buyer with respect to an item contained in the Closing Statement within the Review Period, the Seller shall be deemed to have accepted the Buyer’s calculation of the underlying item of the Closing Amounts, as applicable, and such calculation shall be final, conclusive and binding. If the Seller delivers a Notice of Objection to the Buyer within the Review Period, the Buyer and the Seller shall, during the 30 days following such delivery or any mutually agreed extension thereof, use their good faith efforts to reach agreement on the disputed items and amounts in order to determine the amount of the disputed Closing Amounts, as applicable, and the Closing Payment. If, at the end of such 30-day period or any mutually agreed extension thereof, the Buyer and the Seller are unable to resolve their disagreements, they shall jointly retain and refer their disagreements to KPMG, US, LLP or if such Person refuses such engagement, a nationally recognized independent accounting firm mutually acceptable to the Buyer and the Seller (the “Independent Expert”). The Buyer and the Seller shall instruct the Independent Expert promptly to review this Section 2.4, as well as the Closing Statement, Notice of Objection and any other materials reasonably requested by the Independent Expert, and to determine, solely with respect to the disputed items and amounts so submitted, whether and to what extent, if any, the Closing Amounts set forth in the Closing Statement require adjustment. The Independent Expert shall base its determination solely on written submissions by the Buyer and the Seller and the terms of this Agreement and not on an independent review. The Parties shall make available to the Independent Expert all relevant books and records and other items reasonably requested by the Independent Expert. As promptly as practicable, but in no event later than 45 days after its retention, the Independent Expert shall deliver to the Buyer and the Seller a report that sets forth its resolution of the disputed items and amounts and its calculation of the Closing Amounts; provided, however, that the Independent Expert may not assign a value to any item greater than the greatest value for such item claimed by the Buyer, on the one hand, and the Seller, on the other hand, nor less than the smallest value for such item claimed by the Buyer, on the one hand, and the Seller, on the other hand. The decision of the Independent Expert shall be final, conclusive and binding on the Parties (absent manifest error), and no determinations by the Independent Expert, including any work or analyses performed by the Independent Expert in connection with its resolution of any dispute under this Section 2.4(d), shall be admissible as evidence in any Proceeding among the Parties, except to the extent necessary to enforce payment obligations under this Section 2.4. The costs and expenses of the Independent Expert shall be allocated between the Buyer, on the one hand, and the Seller, on the other hand, based upon the percentage that the portion of the aggregate contested amount not awarded to such Party bears to the aggregate amount actually contested by such Party, as determined by the Independent Expert. For example, if (i) the Seller submits a Notice of Objection for $1,000, (ii) the Buyer contests only $500 of the amount claimed by the Seller, and (iii) the Independent Expert ultimately resolves the dispute by awarding the Seller $300 of the $500 contested, then the costs and expenses of the Independent Expert would be allocated 60% (i.e., 300/500) to the Buyer and 40% (i.e., 200/500) to the Seller. The Buyer and the Seller agree to execute, if requested by the Independent Expert, a reasonable engagement letter, including customary indemnities in favor of the Independent Expert.

(e)For purposes of this Agreement:

(i)The “Final Closing Working Capital”, the “Final Closing Cash”, the “Final Closing Indebtedness” and the “Final Closing Transaction Costs” mean the amounts of such items (A) as shown in the Closing Statement delivered (or deemed to have been delivered) by the Buyer to the Seller pursuant to Section 2.4(b) if no Notice of Objection with respect thereto is timely delivered by the Seller to the Buyer pursuant to (c), or (B) if a Notice of Objection is so delivered, (I) as agreed by the Buyer and the Seller pursuant to Section 2.4(d) or (II) in the absence of such agreement, as determined in the Independent Expert’s report delivered pursuant to Section 2.4(d); and

(ii)“Purchase Price Adjustment” means the amount (which may be positive or negative) equal to the Purchase Price, minus the Closing Payment.

(f)Within three Business Days after the Purchase Price Adjustment has been finally determined pursuant to this Section 2.4:

(i)if the Purchase Price Adjustment is a negative number, the Seller shall pay to the Buyer the Purchase Price Adjustment by wire transfer of immediately available funds to the account(s) designated in writing by the Buyer (and the Seller covenants to retain sufficient cash available in the Seller to do so); and

(ii)if the Purchase Price Adjustment is a positive number, the Buyer shall pay to the Seller the Purchase Price Adjustment by wire transfer of immediately available funds to the account(s) designated by the Seller in the Estimated Closing Statement.

Notwithstanding the foregoing, to the extent that the Seller notifies the Buyer in writing that any amounts otherwise due to the Seller pursuant to the preceding clause (ii) are to be paid to Employees, (A) the Buyer shall pay such amounts to the applicable Company Entity, and (B) such Company Entity shall, and the Buyer shall cause the applicable Company Entity to, pay to each applicable Employee the amount designated by the Seller through such Company Entity’s next regular payroll.

(g)In connection with the preparation of the Closing Statement, the Company will conduct an itemized physical count of the inventory of the Company to be completed on the Closing Date utilizing the same method the Company used for its most recent year-end inventory count (such itemized physical count, the “Inventory Count”). At its sole cost and expense, the Company may have the Independent Expert or other independent third party inventory valuation expert reasonably acceptable to the Buyer as an independent third party inventory counter present at such count. Any costs of the Independent Expert or other valuation expert shall be treated as a Transaction Cost. The Buyer will have the right, at its own cost and expense, to have present for such Inventory Count such employees, representatives and agents as it deems reasonably necessary to monitor such count. On the Estimated Closing Working Capital portion of the Estimated Closing Statement, the Company shall ensure that out of specification, obsolete and expired inventory is valued (and written down if necessary) in accordance with GAAP.

 No Withholding. All payments of the Purchase Price shall be made without any deduction or withholding for Taxes with respect to the Seller, provided that the Seller complies with the provisions of Section 2.3(b)(ii) of this Agreement.

 Intended Tax Treatment; Allocation. Consistent with the treatment of the Company as a disregarded entity for United States federal Income Tax purposes, the Parties agree to treat the purchase and sale of the Purchased Interests under this Agreement as a purchase and sale of the Company’s assets pursuant to Section 1060 of the Code, and to allocate the Purchase Price among the classes of assets held by the Company. The Purchase Price (including any assumed liabilities taken into account as consideration for federal Income Tax purposes) shall be allocated among assets of the Company for all Tax purposes in accordance with their respective fair market values pursuant to an allocation schedule prepared by the Buyer, in accordance with Section 1060 of Code of the Code and in accordance with Schedule C (the “Allocation”), and delivered to the Seller as soon as reasonably practicable after the Closing, but in no event later than the later of the date that is 90 days following the Closing. The Seller shall, within 30 days of receipt of the Buyer’s determination of the Allocation, notify the Buyer if the Seller disagrees with the Buyer’s determination, and if the Seller does not so notify the Buyer within such 30-day period, the Allocation shall be final and binding on the Parties. The Buyer shall reasonably consider all comments to the Allocation provided by the Seller. If the Seller notifies the Buyer that the Seller disagrees with the Allocation and the Buyer does not accept the Seller’s comments, the Parties shall make a good faith effort to resolve any such dispute, after which any remaining disputed issues shall be resolved by the Independent Expert in accordance with the dispute resolution procedures set forth in Section 2.4. The Allocation shall be adjusted in amendments to the Allocation in a manner consistent with Treasury Regulation Section 1.1060-1 to reflect any adjustment to the Purchase Price provided for in this Agreement. The Parties shall (i) report the purchase and sale of the Purchased Interests consistent with the treatment set forth in this Section 2.6, (ii) report an allocation of the Purchase Price among the assets held by the Company Entities for applicable Tax purposes in a manner consistent with the Allocation, as finally determined pursuant to this Section 2.6 and (iii) not take any position inconsistent with this Section 2.6 in the filing of any Tax Returns or in the course of any audit by any Governmental Entity, Tax review or Tax Proceeding relating to any Tax Returns. Notwithstanding anything to the contrary in this Section 2.6, the Parties agree that the allocation set forth in Schedule C shall provide that the portion of the Purchase Price represented by the IP Consideration shall be allocated to the Transferred IP Assets set forth on Schedule A.

Article III

REPRESENTATIONS AND WARRANTIES OF THE SELLER

The Seller represents and warrants to the Buyers that each statement contained in this Article III is true and correct as of the date of this Agreement, except as set forth in the disclosure schedule accompanying this Agreement (the “Disclosure Schedule”).

 Good Standing. The Seller is a limited liability company in good standing under the Laws of its jurisdiction of formation.

 Authority and Enforceability. The Seller has all requisite limited liability company power and authority to execute and deliver this Agreement and any Ancillary Documents to which the Seller is a party, to perform its obligations under this Agreement and any Ancillary Documents to which the Seller is a party, and to consummate the Transactions. The execution, delivery and performance by the Seller of this Agreement and any Ancillary Documents to which the Seller is a party, and the consummation by the Seller of the Transactions, have been duly authorized by all necessary limited liability company action on the part of the Seller, and no other limited liability company action is necessary on the part of the Seller to authorize this Agreement and the Ancillary Documents to which the Seller is a party or to consummate the Transactions. This Agreement has been duly executed and delivered by the Seller, and, assuming the due authorization, execution and delivery by each other Party, this Agreement constitutes a valid and binding obligation of the Seller, enforceable against the Seller in accordance with its terms, except as limited by bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar Laws relating to creditors’ rights generally. When each of the Ancillary Documents to which the Seller is a party have been duly executed and delivered by the Seller and, assuming the due authorization, execution and delivery by each other Party, such document will constitute a valid and binding obligation of the Seller, enforceable against the Seller in accordance with its terms, except as limited by bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar Laws relating to creditors’ rights generally.

Section 3.3. Noncontravention.

(a)Neither the execution, delivery or performance by the Seller of this Agreement, or the Ancillary Documents to which it is a party, nor the consummation of the Transactions by the Seller, will, with or without the giving of notice or the lapse of time or both, (i) conflict with or violate the Organizational Documents of the Seller, (ii) conflict with or violate any Law or Order applicable to the Seller, (iii) result in a material breach of or default under, or an event that would constitute a default under, result in the acceleration of or create in any party the right to accelerate, terminate, modify or cancel, require consent or notice under, or conflict with or violate any, Contract to which the Seller is a party or to which any of its properties and assets are subject (including any Material Contract) or any Permit affecting the properties, assets or business of the Company, or (iv) result in the creation or imposition of any Lien other than Permitted Liens on any properties or assets of the Company.

(b)No consent, approval, Permit, Order or Filing is required by the Seller in connection with the execution and delivery by the Seller of this Agreement, the performance by the Seller of its obligations under this Agreement and the consummation by the Seller of the Transactions, except for such filings as may be required under the HSR Act.

 Proceedings and Orders. There are no Proceedings pending or, to the Knowledge of the Seller, threatened in writing against the Seller, and the Seller is not subject to any outstanding Orders, in each case, that (a) challenge or seek to enjoin, alter or materially delay the consummation of the Transactions or (b) would, reasonably be expected to have, individually or in the aggregate, a material adverse effect on the Seller’s ability to perform its obligations under this Agreement. To the Knowledge of the Seller, no event has occurred or circumstances exist that may give rise to, or serve as a basis for, any such Proceedings or Orders.

 Title to Purchased Interests. The Seller owns (of record and beneficially) the Purchased Interests free and clear of all Liens (except for Liens (a) arising pursuant to, or as a result of the Transactions or (b) arising pursuant to applicable securities Laws) and has good and valid title to the Purchased Interests. At the Closing, the Seller will transfer to the Buyer all of the Seller’s right, title and interest in and to such applicable Purchased Interests free and clear of all Liens (except for Liens (i) arising pursuant to, or as a result of the Transactions or (ii) arising pursuant to applicable securities Laws).

 Brokers. Except for fees or commissions for which the Seller will be solely responsible, the Seller has not entered into any Contract that would result in any Company Entity or the Buyer having any liability or obligation to pay fees or commissions to any broker, finder or agent with respect to the Transactions. No engagement letter with any such broker, finder or agent provides for indemnification of such broker, finder or agent by any Company Entity, except for any such obligation that will be assumed by the Seller upon Closing.

Article IV

REPRESENTATIONS AND WARRANTIES of THE Company

The Company represents and warrants to the Buyers that each statement contained in this Article IV is true and correct as of the date of this Agreement, except as set forth in the Disclosure Schedule (it being understood that any item set forth on the Disclosure Schedule shall only modify the section of this Article IV referenced unless it is reasonably apparent that such item applies to and modifies another section of this Article IV).

 Organization and Existence.

(a)The Company is a limited liability company, duly formed, validly existing and in good standing under the Laws of its jurisdiction of formation and has all requisite limited liability company power and authority to own, lease and operate its properties and assets and to carry on its business as it is now being conducted.

(b)The Company is duly qualified or licensed as a foreign limited liability company to do business, and is in good standing, in each jurisdiction set forth on Section 4.1(b) of the Disclosure Schedule where the character of its properties or assets owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except where the failure to be so qualified or licensed would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

 Authority and Enforceability. The Company has all requisite limited liability company power and authority to execute and deliver this Agreement and any Ancillary Documents to which the Company is a party, to perform its obligations under this Agreement and any Ancillary Documents to which the Company is a party, and to consummate the Transactions. The execution, delivery and performance by the Company of this Agreement and any Ancillary Documents to which the Company is a party, and the consummation by the Company of the Transactions, have been duly authorized by all necessary limited liability company action on the part of the Company, and no other limited liability company action is necessary on the part of the Company to authorize this Agreement and the Ancillary Documents to which the Seller is a party or to consummate the Transactions. This Agreement has been duly executed and delivered by the Company, and, assuming the due authorization, execution and delivery by each other Party, this Agreement constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as limited by bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar Laws relating to creditors’ rights generally. When each of the Ancillary Documents to which the Company is a party have been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery by each other Party, such document will constitute a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as limited by bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar Laws relating to creditors’ rights generally.

 Capitalization of the Company.

(a)The Purchased Interests represent all of the issued and outstanding Capital Interests of the Company. The Purchased Interests have been duly authorized and are validly issued, fully-paid and non-assessable. Upon consummation of the Transactions, the Buyer shall own all of the Purchased Interests, free and clear of all Liens (except for Liens (i) arising pursuant to, or as a result of the Transactions or (ii) arising pursuant to applicable securities Laws).

(b)The Purchased Interests were issued in compliance with applicable Laws. The Purchased Interests were not issued in violation of the Organizational Documents of the Company or any other agreement, arrangement or commitment to which the Seller or the Company is a party and are not subject to or in violation of any preemptive or similar rights of any Person.

(c)There are no outstanding restrictions on transfers or voting of the Purchased Interests. The Company has not granted to any Person any Contract, warrant or option, or any other conversion right or right to purchase, subscribe for or receive an issuance of, any Equity Securities of the Company or any other rights, agreements, arrangements or commitments of any character relating to any Equity Securities of the Company or obligating the Seller or the Company to issue or sell any Equity Securities of the Company.

Section 4.4. Company Subsidiaries.

(a)A true and complete list of each Company Subsidiary, together with the jurisdiction of incorporation or formation, as applicable, and the authorized, issued and outstanding Capital Interests of such Subsidiary, is set forth on Section 4.4(a) of the Disclosure Schedule. All of the Capital Interests of each Company Subsidiary are owned (of record and beneficially), directly or indirectly, by the Company, free and clear of all Liens (except for Liens (i) arising pursuant to, or as a result of the Transactions or (ii) arising pursuant to applicable securities Laws) and the Company has good and valid title to such Capital Interests. Except for the Capital Interests in the Company Subsidiaries, the Company does not own, directly or indirectly, any Capital Interests in any other Person.

(b)Each Company Subsidiary is a corporation or limited liability company, as applicable, duly incorporated or formed, as applicable, validly existing and in good standing under the Laws of its jurisdiction of incorporation or formation, as applicable, and has all requisite corporate or limited liability company power and authority, as applicable, to own, lease and operate its properties and to carry on its business as now being conducted. Each Company Subsidiary is duly qualified or licensed as a foreign corporation or limited liability company, as applicable, to do business, and is in good standing, in each jurisdiction where the character of its properties or assets owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except where the failure to be so qualified or licensed would not have, individually or in the aggregate, a Material Adverse Effect.

(c)There are no outstanding restrictions on transfers or voting of the Capital Interests of any Company Subsidiary. No Company Subsidiary has granted to any Person any Contract, warrant or option, or any other conversion right or right to purchase, subscribe for or receive an issuance of, any Equity Securities of such Company Subsidiary or any other rights, agreements, arrangements or commitments of any character relating to any Equity Securities of such Company Subsidiary or obligating the Seller or the Company to issue or sell any Equity Securities of such Company Subsidiary.

Section 4.5. Noncontravention.

(a)Neither the execution, delivery or performance of this Agreement or the Ancillary Documents to which it is a party, nor the consummation of the Transactions by the Company, will, with or without the giving of notice or the lapse of time or both, (i) conflict with or violate the Organizational Documents of any Company Entity, (ii) conflict with or violate any Law or Order applicable to any Company Entity, (iii) result in a breach of or default under, or an event that would constitute a default under, result in the acceleration of or create in any party the right to accelerate, terminate, modify or cancel, require consent or notice under or conflict with or violate any Contract or Real Property Lease to which any of its properties and assets are subject (including any Material Contract) or any Permit affecting the properties, assets or business of the Company, or (iv) result in the creation or imposition of any Lien other than Permitted Liens on any properties or assets of the Company.

(b)No consent, approval, Permit, Order or Filing is required by any Company Entity in connection with the execution and delivery by the Company of this Agreement, the performance by the Company of its obligations under this Agreement and the consummation of the Transactions, except for such filings as may be required under the HSR Act.

 Financial Statements. The Company has made available to the Buyer complete copies of (a) (i) the audited consolidated balance sheets of the Company Entities, as of December 31, 2020 (the “Balance Sheet Date”), December 31, 2019 and December 31, 2018, and (ii) the related audited consolidated statements of income, cash flows and members’ equity for the years ending on the Balance Sheet Date, December 31, 2019 and December 31, 2018 (the “Annual Financial Statements”), and (b) (i) the unaudited consolidated balance sheet of the Company Entities, as of June 30, 2021 (the “Interim Balance Sheet Date”) and (ii) the related unaudited consolidated statements of income, cash flows and members’ equity for the six-month period ending on the Interim Balance Sheet Date (the “Interim Financial Statements” and, together with the Annual Financial Statements, the “Financial Statements”). The Financial Statements are based on the books and records of the Company. The Financial Statements have been prepared in accordance with GAAP (subject, in the case of the Interim Financial Statements, to normal year-end adjustments the effect of which will not be materially adverse and the absence of complete footnotes that, if presented, would not differ materially from those presented in the Annual Financial Statements), and, on that basis, present fairly, in all material respects, the consolidated financial condition, results of operations and cash flows of the Company Entities, as of the indicated dates and for the indicated periods (subject, in the case of the Interim Financial Statements, to normal year-end adjustments the effect of which will not be materially adverse and the absence of complete footnotes that, if presented, would not differ materially from those presented in the Annual Financial Statements). The Company maintains a standard system of accounting established and administered in accordance with GAAP.

 Absence of Undisclosed Liabilities. No Company Entity has any liabilities, obligations or commitments of any nature whatsoever, asserted or unasserted, known or unknown, absolute or contingent, accrued or unaccrued, matured or unmatured or otherwise (“Liabilities”), except Liabilities (a) as and to the extent disclosed or reserved against in the Financial Statements or specifically disclosed in the notes thereto, or (b) that were incurred after the Balance Sheet Date in the ordinary course of business consistent with past practice and which are not, individually or in the aggregate, material in amount.

 Absence of Changes(a). During the period commencing on the Balance Sheet Date, the business of the Company Entities has been conducted in accordance with the ordinary course of business consistent with past practices, except in connection with any process relating to a sale of the Company, including entering into this Agreement and as otherwise contemplated by this Agreement, and there has not been any: (a) Material Adverse Effect; (b) incurrence, assumption or guarantee of additional Indebtedness by any Company Entity in excess of $250,000, other than as provided for in the Company Entities’ existing credit facilities; (c) sale, lease or other disposition of any of properties or assets of any Company Entity, other than in the ordinary course of business; (d) grant, issuance, sale or other disposition of any of the Equity Securities of any Company Entity; (e) merger or consolidation with or into any other Person, dissolution or liquidation; (f) amendment, termination or waiver of any material term under any Material Contract, other than in the ordinary course of business; (g) any change in the material accounting principles or practices of the Company Entities, except as required by GAAP or applicable Law; (h) other than in the ordinary course of business consistent with past practices, including ordinary course promotions and annual increases of base salary and the payment of bonuses, or as required by the terms and provisions of any Company Benefit Plan or Contract, (i) adoption of, material amendment to or termination of any material Company Benefit Plan, (ii) material increase to the aggregate compensation or benefits of any Employee, other than any increases in the ordinary course of business consistent with past practice, or (iii) adoption of, material amendment to or termination of any collective bargaining or other agreement with a union, works council or labor organization, in each case whether written or oral; (i) amendment or modification to the Organizational Documents of any Company Entity; (j) entry into any Contract that would constitute a Material Contract other than as disclosed on Section 4.11 of the Disclosure Schedule; (k) transfer, sale or abandonment of any rights to the Owned Intellectual Property (other than the Transferred IP Assets as provided hereunder) by any Company Entity; (l) material damages, destruction or loss (whether or not covered by insurance) to property of the Company Entities; (m) entry into a new line of business or abandonment or discontinuance of existing lines of business; (n) action by the Company to make, change or rescind any Tax election, amend any Tax Return or take any position on any Tax Return, take any action, omit to take any action or enter into any other transaction that would have the effect of increasing the Tax liability or reducing any Tax asset of the Buyer in respect of any tax period following Closing; (o) declaration or payment of any distributions on or in respect of any Equity Securities of the Company or redemption, purchase or acquisition of any of the Purchased Interests; (p) mortgage, pledge or subject to any Lien (other than Permitted Liens) any material assets, other than in the ordinary course of business; (q) any material capital expenditures; (r) purchase any Equity Securities of any Person other than another Company Entity, except for short-term investments or cash equivalents made in the ordinary course of business consistent with past practices; or (s) entry into any Contract to do any of the foregoing, or any action or omission that would result in any of the foregoing.

 Proceedings and Orders. There are no Proceedings pending or, to the Knowledge of the Company, threatened in writing against or by any Company Entity, and no Company Entity is subject to any outstanding Order, in each case, that (a) affect any of their properties or assets; or (b) challenge or seek to prevent, enjoin or otherwise delay the Transactions. No event has occurred or circumstances exist that may give rise to, or serve as a basis for, any such Proceeding or Order.

Section 4.10. Compliance with Laws; Permits.

(a)Each Company Entity has complied and is in compliance in all material respects with all Laws applicable to it or its business, products, properties or assets. All material Permits that any Company Entity is required to hold in order to own, lease, maintain, operate and conduct its business as currently conducted are held by such Company Entity. All fees and charges with respect to such Permits as of the date hereof have been paid in full. Section 4.10 of the Disclosure Schedule lists all material current Permits issued to the Company Entities. No event has occurred that, with or without notice or lapse of time or both, would reasonably be expected to result in the revocation, suspension, lapse or limitation of any Permit set forth in Section 4.10 of the Disclosure Schedule.

(b)The Company Entities do not have any warning letters, untitled letters, adverse inspection, compelled or voluntary recall, import alerts, import or export holds or detentions, market withdrawal or replacement, investigation, penalty for corrective or remedial action or corrective action plan, citation or fine by any Governmental Entity, in each case, with obligations still pending and relating to the products manufactured by the Company Entities (the “Products”) or the facilities operated by the Company Entities.

(c)No Company Entity nor, to the Knowledge of the Company, any of their respective Affiliates or any other Persons acting on their behalf has, in the past five years in connection with the operation the business of the Company Entities, (i) used any corporate or other funds for unlawful contributions, payments, gifts or entertainment, or made any unlawful expenditures relating to political activity to government officials, candidates or members of political parties or organizations, or established or maintained any unlawful or unrecorded funds in violation of Section 104 of the United States Foreign Corrupt Practices Act of 1977, as amended, U.K. Bribery Act of 2010, any Illegal Business Practice Law or any other similar Law, (ii) paid, accepted or received any unlawful contributions, payments, expenditures or gifts, (iii) is maintaining or has established or maintained, any unlawful or unrecorded fund of the Company’s monies or other properties, or (iv) has made, at any time since their respective dates of formation, any false or fictitious entries on the books and records of the Company.

(d)The Company has not (i) received any notice, request, allegation or citation from any source, alleging actual or potential violation of any Illegal Business Practice Laws or (ii) made a voluntary disclosure to any Governmental Entity or similar agency with respect to any alleged act or omission arising under or relating to any noncompliance with any Illegal Business Practice Laws. The Company has instituted policies and procedures reasonably designed in all material respects to ensure compliance with the Illegal Business Practice Laws.

(e)The Company (i) does not have any pending voluntary self-disclosures with respect to applicable export or reexport control or sanctions Laws of any and all applicable jurisdictions, including the United States and any jurisdiction in which the Company is established or from which it exports or reexports any items or in which it provides services, including the Export Administration Regulations (“EAR”) with the Bureau of Industry and Security of the U.S. Department of Commerce, sanctions and embargo executive orders and regulations administered by the Office of Foreign Assets Control of the U.S. Treasury Department and the International Traffic in Arms Regulations administered by the Directorate of Defense Trade Controls of the U.S. State Department, all as amended from time to time (collectively, “Export Control Laws”), or (ii) has not received written notice from any Governmental Entity that the Company is under criminal or civil investigation concerning any of the Export Control Laws. The Company is in compliance in all material respects with Export Control Laws and the antiboycott prohibitions of the EAR (15 C.F.R. § 760) and the Tax Reform Act of 1976 (26 U.S.C. § 999).

(f)The Company has not received any written notice from any Governmental Entity of non-compliance with any of the Export Control Laws which would subject the Company to civil or criminal fines, penalties or other measures.

Section 4.11. Material Contracts.

(a)Section 4.11(a) of the Disclosure Schedule sets forth a list, as of the date of this Agreement, of all of the following types of Contracts (except for any Real Property Leases set forth on Section 4.12(b) of the Disclosure Schedule) to which any Company Entity is a party:

(i)any Contract with any Affiliate of any Company Entity;

(ii)any Contract that limits the ability of any Company Entity to compete in any line of business or from operating or doing business in any location (excluding use or other limitations on owned, leased or subleased real property);

(iii)any Contract reasonably expected to result in future payments to or by the Company Entities in excess of $250,000 per annum, excluding any Company Benefit Plans;

(iv)any Contract for Indebtedness for borrowed money excluding purchase orders entered into in the ordinary course of business;

(v)any Contract (or series of related Contracts) entered into since January 1, 2016 relating to the material acquisition or disposition of any Person, business or material real property or other assets (whether by merger, sale of stock, sale of assets or otherwise), excluding leases and acquisitions or dispositions in the ordinary course of business;

(vi)any Contract establishing any partnership or joint venture;

(vii)any Contract with any Governmental Entity;

(viii)any broker, distributor, or manufacturer’s representative Contract involving payments in excess of $250,000 per annum;

(ix)any Contract pursuant to which any Person grants a license, sublicense, agreement or other permission to any Company Entity to use any Intellectual Property, excluding licenses or shrink wrap Contracts for commercially available, unmodified, off-the-shelf software with an aggregate annual cost of less than $250,000 and any non-disclosure or confidentiality agreements (or other Contracts that include confidentiality provisions) entered into in the ordinary course of business consistent with past practice that provide no more than a limited, non-exclusive right to access or use the confidential information of another Person (collectively, the “Incidental Inbound Licenses”);

(x)any Contract pursuant to which any Company Entity grants a license, sublicense, agreement or other permission to any Person to use any Owned Intellectual Property or participates in a joint development arrangement related to Intellectual Property, excluding any Contracts that grant another Person a non-exclusive right or license to use any Owned Intellectual Property that were entered in the ordinary course of business consistent with past practice, including any Contracts that authorize another Person to identify any Company Entity as a customer, vendor, supplier or partner of such Person, any Contract with another Person granting such Person the right to use any Owned Intellectual Property solely to enable such Person to provide products or services to a Company Entity, and any Contract with a customer of any

Company Entity that was granted in the ordinary course of business consistent with past practices and which are not material to the business of the Company;

(xi)any Contract with any Major Customer or Major Vendor;

(xii)any Contract that requires any Company Entity to deal exclusively or on a “sole source” basis with another Person for the purchase of any material component, raw material, product or service that is used or provided by the Company Entities;

(xiii)any Contract that requires any Company Entity to purchase its total requirements of any product or service from a third party or that contain “take or pay” provisions;

(xiv)any Contract that provides for the indemnification by any Company Entity of any Person or the assumption of any Tax, environmental or other Liability of any Person;

(xv)any collective bargaining agreements or Contracts with any union, works council or labor organization to which the Company is a party; and

(xvi)any other Contract that is material to the Company and not previously disclosed pursuant to this Section 4.11(a).

(b)The Contracts set forth on Section 4.11(a) of the Disclosure Schedule are collectively referred to in this Agreement as the “Material Contracts.” No Company Entity nor, to the Knowledge of the Company, any other party thereto, is in, or, during the one-year period prior to the date of this Agreement, has received written notice of any, material violation of or default under (including any condition that with the passage of time or the giving of notice would cause such a violation or default under) any Material Contract. A copy of each Material Contract has previously been made available to the Buyer in the “Project Triple Crown” online data room hosted by Intralinks (the “Data Room”). Each Material Contract is a valid and binding agreement of the applicable Company Entity and is in full force and effect, except (i) to the extent such Material Contract terminates or expires after the date of this Agreement in accordance with its terms, (ii) as limited by bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar Laws relating to creditors’ rights generally, (iii) as limited by general principles of equity, whether such enforceability is considered in a Proceeding in equity or at law and (iv) for such failures to be valid and binding or in full force and effect that are not material failures.

 Real Property.

(a)Owned Real Property. Section 4.12(a) of the Disclosure Schedule contains a list, as of the date of this Agreement, of the street address of each parcel of real property owned by any Company Entity (the “Owned Real Property”). The applicable Company Entity has good and marketable fee simple title to each Owned Real Property free and clear of all Liens, except for Permitted Liens. There are no occupancy agreements, leases, subleases, licenses, easements, concessions, tenancies or other agreements, written or oral, entered into by the Company Entities granting to any Person (other than another Company Entity) the right of use or occupancy of any portion of such Owned Real Property, except for those constituting Permitted Liens. The Seller has made available to the Buyer true, complete and correct copies of the deeds and other instruments (as recorded) by which the Company Entity acquired such Owned Real Property, and copies of all title insurance policies, opinions, abstracts, agreements, reports and surveys in the possession of the Company Entity relating to the Owned Real Property. The Company represents and warrants that there are no outstanding options, rights of first offer or refusal or other preemptive rights or purchase rights with respect to the Owned Real Property.

(b)Leased Real Property. Section 4.12(b) of the Disclosure Schedule contains a list, as of the date of this Agreement, of (i) all leases, subleases, licenses and occupancy agreements of or related to real property under which any Company Entity is a tenant, lessee or licensee and all amendments, assignments, notices or supplements thereto (collectively, the “Real Property Leases” and the real property subject to such Real Property Leases, the “Leased Real Property”); (ii) the street address of each parcel of Leased Real Property; and (iii) identification of the lessor and lessee under each Real Property Lease, the rental amount currently being paid, and the expiration of the term of such Real Property Lease. No Company Entity nor any other party thereto, is in, or has received written notice of any, violation of or default under (including any condition that with the passage of time or the giving of notice would cause such a violation or default under) any Real Property Lease, and there has been no basis therefor. A copy of each Real Property Lease has previously been made available to the Buyer or its counsel. Each Real Property Lease conveys good leasehold title and is a valid and binding agreement of the applicable Company Entity and is in full force and effect, except to the extent such Real Property Lease terminates or expires after the date of this Agreement in accordance with its terms. No Company Entity has leased or otherwise granted to any Person or other entity the right to use or occupy any of the Leased Real Property.

(c) The Owned Real Property and Leased Real Property (including assets contained therein) are in good condition and repair and sufficient for the operation of the business of the applicable Company Entity. To the Knowledge of the Company, all certificates of occupancy, permits, licenses, franchises, approvals and authorizations of all Governmental Entities, board of fire underwriters, association or any other entity having jurisdiction over the Owned Real Property and Leased Real Property that are required to use or occupy the Owned Real Property and Leased Real Property or operate the business of the applicable Company Entity as currently conducted thereon have been issued and are in full force and effect.

(d)The use of the Owned Real Property and Leased Real Property as presently utilized by the Company Entities complies, or is legally non-conforming, with the requirements of applicable building, zoning and other similar laws, rules, regulations and ordinances of any applicable Governmental Entity. The use of the Owned Real Property and Leased Real Property as presently utilized by the Company Entities does not violate any contract, covenant, condition, restriction, easement, license, agreement, commitment or other legally binding arrangements with respect to the Owned Real Property or Leased Real Property (collectively, “CC&Rs”). The Company Entities have not received any written notice that any building, zoning and other similar laws, rules, regulations and ordinances of any applicable Governmental Entity or CC&Rs are, or will be, violated by the continued maintenance, operation or use of any buildings or other improvements on the Owned Real Property or Leased Real Property. To the Knowledge of the Company, there are no developments affecting the Owned Real Property or Leased Real Property pending or threatened, which might materially interfere with any present or intended use of the Owned Real Property or Leased Real Property. No material improvements constituting a part of the Owned Real Property or Leased Real Property encroach on real property owned or leased by a Person or entity other than the Company Entities, as applicable. The Owned Real Property and Leased Real Property have physical and legal vehicular or pedestrian access to and from public roadways as may be reasonably necessary to the operation of the business. No fact or condition exists which would result in the termination of (i) the current access from the Owned Real Property or Leased Real Property and (ii) continued use, operation, maintenance, repair and replacement of all existing and currently committed utility lines used by the Company Entity in connection with the business.

(e)Except as set forth on Section 4.12(e) of the Disclosure Schedule, there are no suits, petitions, notices, enforcement actions, condemnation or proceedings pending or threatened in writing against the Company Entities, the Owned Real Property or the Leased Real Property by any Persons or Governmental Entity or any court (administrative or otherwise).

Section 4.13. Employee Benefits.

(a)Section 4.13(a) of the Disclosure Schedule includes a complete list, as of the date of this Agreement, of all material Benefit Plans sponsored or maintained, or contributed to (or required to be contributed to), by any Company Entity for the benefit of any present or former director, manager, officer or employee of the Company Entities, or for which any Company Entity has any direct or indirect liability (collectively, the “Company Benefit Plans”). The Seller has delivered or made available to the Buyer copies of (i) the governing documents setting forth the material terms for each Company Benefit Plan (or a description, if such plan is not written) and all amendments thereto, including copies of plan documents, trust agreements and other funding arrangements, insurance policies and any material contracts, administrative service agreements, and investment management and advisory agreements; (ii) the most recent summary plan description, summaries of material modifications, summaries of benefits and coverage, and any other material communications for each Company Benefit Plan, where applicable, (iii) copies of the most recently filed Forms 5500, with all corresponding schedules, financial statements, and management letters, (iv) actuarial valuations and financial reports related to any Company Benefit Plans with respect to the most recently completed plan year, (v) the most recent nondiscrimination tests performed under the Code, and (vi) copies of all material correspondence with the IRS, Department of Labor, Pension Benefit Guaranty Corporation or any other Governmental Entity since January 1, 2018 regarding the form, operation or administration of any Company Benefit Plan.

(b)Except as set forth on Section 4.13(b) of the Disclosure Schedule:

(i)no Company Benefit Plan is (A) subject to Section 302 or Title IV of ERISA or Section 412 of the Code, (B) a multiemployer plan as defined under Section 3(37) of ERISA, (C) a multiple employer plan within the meaning of Section 413(c) of the Code or Sections 4063, 4064 or 4066 of ERISA, (D) a multiple employer welfare arrangement within the meaning of Section 3(40)(A) of ERISA; or (E) a self-insured plan (including any plan pursuant to which a stop loss policy or contract applies);

(ii)the Company Entities have no liability under Title IV of ERISA associated with any “pension plan” (as such term is defined in Section 3(2) of ERISA) by reason of being treated as a single employer under Section 414 of the Code with any other Person;

(iii)each Company Benefit Plan that is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the IRS, or is entitled to rely on a favorable opinion letter from the IRS issued to a prototype plan or volume submitter plan sponsor, and no event has occurred and no condition exists that could reasonably be expected to adversely affect the qualified status of such plan;

(iv)each Company Benefit Plan has been established, maintained and administered in compliance with its terms and in compliance with applicable provisions of ERISA, the Code, and all other applicable Laws, rules and regulations;

(v)any Company Benefit Plan, and any award thereunder, that is a “nonqualified deferred compensation plan” within the meaning of Section 409A of the Code either (A) has been operated in compliance with, and the Company Entities have complied with the requirements of Section 409A of the Code or (B) is exempt from the requirements of Section 409A of the Code, and no such plan provides any gross-up or additional payments in connection with any Tax required by Section 409A;

(vi)none of the Company Entities, nor, to the Knowledge of the Company, any other “disqualified person” or “party in interest” (as defined in Section 4975(e)(2) of the Code and Section 3(14) of ERISA, respectively), has engaged in any transactions in connection with any Benefit Plan that could reasonably be expected to result in the imposition of a penalty pursuant to Section 502 of ERISA, damages pursuant to Section 409 of ERISA or a tax pursuant to Section 4975 of the Code;

(vii)no action, suit, investigation, audit, proceeding or claim (other than routine claims for benefits) is pending against or involves or, to the Knowledge of the Company, is threatened against or threatened or anticipated to involve, any Company Benefit Plan before any arbitrator or any Governmental Entity;

(viii)the execution of this Agreement and the consummation of the Transactions, do not constitute a triggering event under any Company Benefit Plan, which (either alone or upon the occurrence of any additional or subsequent event) could (A) entitle any current or former employee, consultant, director, officer, or other service provider of the Company Entities to any payment, compensation, benefit or increase in compensation or benefits under any Company Benefit Plan, (B) accelerate the time of payment or vesting of compensation or benefit for any individual under any Company Benefit Plan, (C) impose any restriction or limitation on the right of the Company to amend or terminate any Company Benefit Plan, or (D) result in an “excess parachute payment” (as such term is defined in Section 280G of the Code);

(ix)each individual who is classified by the Company or any Company Entity as a consultant or independent contractor has been properly classified for purposes of participation and benefit accrual under each Company Benefit Plan;

(x)to the extent applicable, all contributions and insurance premiums required to have been made by the Company Entities to any Company Benefit Plans have, in all material respects, been made within the time prescribed by Law and the terms of such Company Benefit Plan; and

(xi) no Company Benefit Plan provides for post-employment or retiree welfare benefits, except to the extent required by Part 6 of Subtitle B of Title I of ERISA or Section 4980B of the Code or applicable state Law.

(c)With respect to each Company Benefit Plan maintained outside the jurisdiction of the United States, or covering any employee residing or working outside the United States (any such Company Benefit Plan, a “Foreign Benefit Plan”), (i) such Foreign Benefit Plan has been funded through insurance or the book reserve established for any Foreign Benefit Plan, together with any properly accrued contributions, is sufficient to procure or provide for the accrued benefit obligations with respect to all current and former participants in such Foreign Benefit Plan according to the actuarial assumptions and valuations most recently used to determine employer contributions to such plan, and no transaction contemplated by this Agreement shall cause such assets or insurance obligations to be less than such benefit obligations, and (ii) each Foreign Benefit Plan that is required to be registered or approved by any Governmental Entity, has been so registered and approved and has been maintained in good standing with applicable requirements of the Governmental Entity and any applicable Laws.

Section 4.14. Labor and Employment Matters.

(a)Except for employee offer letters entered into in the ordinary course of business, all current Employees are “at will” employees, and no Company Entity is party to any written employment agreements. No portion of the Company’s workforce is provided by a professional employer organization, except with respect to which the documentation and agreements have been provided in the Data Room.

(b)During the three year period prior to the date of this Agreement, there have not been, and, as of the date of this Agreement, there are no pending, or to the Knowledge of the Company, threatened, strikes, labor disputes, work stoppages, requests for representation, pickets, work slow-downs due to labor disagreements or any material actions or arbitrations that involve the labor or employment relations of any Company Entity except for such events or circumstances as would not reasonably be expected to result, individually or in the aggregate, in material liability to the Company Entities. Except as set forth on Section 4.14(b) of the Disclosure Schedule, no Company Entity is party to any collective bargaining agreement, and, to the Knowledge of the Company, there is no organizing activity by any labor union with respect to any Employees. There are no material Proceedings against any Company Entity pending or, to the Knowledge of the Company, threatened under any Law relating to employees or employment practices or with respect to breaches of any such Law. The Company has satisfied any duty to notify all labor unions representing Represented Employees with regard to the Transactions, satisfied any duty to collectively bargain with such labor unions regarding the decision and/or effects regarding the Transactions, and fully informed the Buyer of the status and any outcome of any such collective bargaining efforts.

(c)Within the last three years, no Company Entity has taken any action that would constitute a “mass layoff” or “plant closing” within the meaning of the Worker Adjustment and Retraining Notification Act of 1988, as amended (the “WARN Act”), and any similar state or local statute, rule or regulation, nor has any such mass layoff or plant closing with respect to any Company Entity been planned or announced.

(d)The Company Entities are, and have been for the prior three years, in material compliance with all applicable Laws relating to labor and employment, including those relating to labor management relations, wages, hours, overtime, employee classification, discrimination, sexual harassment, civil rights, affirmative action, work authorization, immigration, safety and health, information privacy and security, workers compensation, continuation coverage under group health plans, wage payment and the payment and withholding of Taxes.

 Environmental Matters. Except as disclosed in Section 4.15 of the Disclosure Schedule, (a) each Company Entity is and has been in material compliance with all Environmental Laws except for any such non-compliance which has been resolved; (b) no Company Entity has received any written notice of any alleged violation of any Environmental Law that is unresolved, and there are no Proceedings pending or, to the Knowledge of the Company, threatened in writing against any Company Entity alleging a violation of any Environmental Law or demanding payment, contribution, indemnification, remedial action, removal action, financial assurance or any other action or inaction with respect to any actual or alleged environmental damage, condition or event or injury to persons, property or natural resources; (c) each Company Entity holds, and is in material compliance with, all Permits required under Environmental Laws for the current operations of such Company Entity (“Environmental Permits”) and each Company Entity is capable of continued operation in compliance with applicable Environmental Laws and, to the Company’s Knowledge, the consummation of the Transactions will not require a material change in the terms or conditions of any Environmental Permits; (d) no Company Entity has generated, manufactured, sold, handled, treated, recycled, stored, transported, disposed of, arranged for the disposal of, released, or placed any Hazardous Substance in a manner which would reasonably be expected to give rise to material liabilities to the Company under Environmental Law; (e) no Hazardous Substances have spilled, discharged, released, emitted, injected, leaked in, on, under, to or from any property or structure currently owned, leased or occupied by any Company Entity which has resulted in contamination with respect to which any Company Entity is required to remediate under any Environmental Law and there are no Hazardous Substances in, on, under, emanating from, or migrating from or onto any portion of any property or structure currently owned, leased, or occupied or, to the Knowledge of the Company, previously owned, leased, or occupied by any Company Entity which has resulted in contamination with respect to which any Company Entity is required to remediate under any Environmental Law; (f) no underground storage tanks (other than wastewater tanks) are located at the real property now owned or leased by any Company Entity; (g) no Company Entity has agreed to assume any actual or potential liability under any Environmental Laws of any other Person; (h) the Company has provided the Buyer with access to true and correct copies of all material reports, investigations, audits, and inspections in possession of the Company pertaining or relating to Hazardous Substances in connection with any real property now or previously owned, leased or occupied by the Company; (i) no Company Entity has received any written notice that any property now or previously owned, operated or leased by or disposed of at by any Company Entity is proposed for listing on the National Priorities List pursuant to CERCLA, the Comprehensive Environmental Response, Compensation and Liability Information System List, any registry of contaminated land sites or on any similar state or foreign list of sites requiring investigation or cleanup, and no Lien (other than Permitted Liens) has been filed against either the personal or real property of any Company Entity under any Environmental Law; and (j) no Company Entity is aware of any current requirements under Environmental Law which would require material capital or other expenditures in the next five years which are not shown on the Interim Financial Statements.

 Insurance. Section 4.16 of the Disclosure Schedule sets forth a true and complete list, as of the date of this Agreement, of each insurance policy maintained by a Company Entity or with respect to which a Company Entity is a named insured. No written notice of cancellation or termination has been received by the Company with respect to any such insurance policies that have not been replaced on substantially similar terms prior to the date of such cancellation or termination. All premiums on such insurance policies due and payable as of the date of this Agreement have been paid. None of the Company Entities is in default under, or has otherwise failed to comply with, in any material respect, any provision contained in any such insurance policy. The insurance policies are of the type and in the amounts customarily carried by Persons conducting a business similar to the Company Entities and are sufficient for compliance with all applicable Laws and Contracts to which the Company is a party or by which it is bound.

 Taxes. All Tax Returns required to have been filed by the Company Entities have been filed, and each such Tax Return reflects the liability for Taxes for the period reflected on such Tax Return. All Taxes due (whether or not shown as due on a Tax Return) have been paid. To the Knowledge of the Company, there is no audit pending against the Company Entities in respect of any Taxes. There are no Liens on any of the assets of the Company Entities that arose in connection with any failure (or alleged failure) to pay any Tax, except for Permitted Liens. The Company Entities have withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any third party. No Company Entity has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency. At all times since its formation, each Company Entity has been properly characterized for United States federal Income Tax purposes as a partnership or a disregarded entity.

Section 4.18. Intellectual Property and Data Privacy.

(a)Section 4.18(a) of the Disclosure Schedule identifies, as of the date of this Agreement, all Intellectual Property that is (i) Owned Intellectual Property subject to an application or registration with a Governmental Entity (by name, owner and, where applicable, registration or application number and jurisdiction) (the “Registered IP”), (ii) material trade secrets (as such term is defined in the Defend Trade Secrets Act, 18 U.S.C. § 1839) and included in the Owned Intellectual Property (the “Company Trade Secrets”), and (iii) all other Intellectual Property owned by a third party that is licensed to the Company Entities that is material to the operation of the business of the Company Entities, excluding any Intellectual Property that is used pursuant to an Incidental Inbound License (collectively with the Registered IP and Company Trade

Secrets, the “Scheduled IP”). Each item of Registered IP is valid and subsisting (other than applications).

(b)Except as identified in Section 4.18(b) of the Disclosure Schedule, the Company Entities own or have the right to use pursuant to a license, the Intellectual Property that is necessary for each Company Entity to operate its business as currently conducted.

(c)Except as identified in Section 4.18(c) of the Disclosure Schedule, (i) no Company Entity is currently infringing any Intellectual Property owned by any third party that is not licensed to the Company Entities, and, to the Knowledge of the Company, no third party is currently infringing in any material respect any Owned Intellectual Property. All claims made by the Company Entities in connection with an application for marketing approval from a Governmental Entity, or on or in connection with the advertising, offering for sale or sale of products or services by the Company Entities (including labels, packaging and other communications), are truthful and non-deceptive in all material respects, to the Knowledge of the Company adequately substantiated, and otherwise in material compliance with all applicable Laws.

(d)No Owned Intellectual Property is subject to any contract containing any covenant or other provision that in any way limits or restricts the ability of the Company Entities to use, exploit, assert or enforce any Owned Intellectual Property.

(e)The Company Entities have not taken any action or failed to take any action that could reasonably be expected to result in the abandonment, cancellation, forfeiture, relinquishment, invalidation, waiver or unenforceability of any Owned Intellectual Property that is Scheduled IP. The Scheduled IP owned or used by the Company Entities immediately prior to the Closing will continue to be owned or available for use by the Company Entities on identical terms and conditions immediately after the Closing and all such intellectual property is fully transferable, alienable, or licensable without restriction and without payment of any kind to any other third party.

(f)All past and present employees and consultants and contractors of the Company have entered into valid and binding written contracts with the Company sufficient to vest title in the Company of all Intellectual Property created by such employee or consultant/contractor while employed or engaged by the Company and to maintain the confidentiality of the Company’s confidential information and the Company Trade Secrets. The Company has made reasonable measures to protect and maintain (i) the proprietary nature of each item of Owned Intellectual Property and (ii) the confidentiality of any Company Trade Secrets. No Company Trade Secrets or other material confidential information of any Company Entity, or the confidential information of any Company Entity customer held by such Company Entity pursuant to an obligation of confidentiality, has been disclosed or permitted to be disclosed to any Person by any Company Entity (except in the ordinary and normal course of business and under an obligation of confidence). This subsection (f) does not constitute a warranty that any Company Trade Secrets exist.

(g)Except as identified in Section 4.18(g) of the Disclosure Schedule, (i) the Company Entities are in compliance with all applicable Laws, as well as their respective rules,

policies and procedures, relating to privacy, data protection, and the collection, use, storage and disposal of personal information collected, used or held for use by the Company Entities in the conduct of their respective businesses, (ii) no Proceeding is pending or threatened in writing alleging a violation of any Person’s rights of publicity or privacy or personal information or data privacy rights and (iii) to the Knowledge of the Company, there is no currently occurring, and has been no occurrence in the six years of, (A) material loss, theft or data or security breach relating to any Company Entity’s data or (B) material unintended, illegal or improper use or disclosure of, or access to, any personal information in the custody or control of any Company Entity.

(h)All required filings and fees related to the Registered IP have been timely submitted with and paid to the relevant Governmental Entity, and no required filings or fees related to the Registered IP are due within the first thirty days of Closing.

 Affiliate Transactions. There are no Contracts between or among any Company Entity, on the one hand, and any officer, director, manager, stockholder or member of any Company Entity or, to the Knowledge of the Company, any Affiliate of any officer, director, manager, stockholder or member of any Company Entity, on the other hand, except for employment Contracts or relationships, the provision of compensation and benefits to officers, directors, managers or Employees of the Company Entities and powers of attorney and similar grants of authority, in each case, made or entered into by any Company Entity in the ordinary course of business.

Section 4.20. Major Customers and Major Vendors.

(a)Section 4.20(a) of the Disclosure Schedule sets forth a list of the Major Customers. In the last 12 months, no Company Entity has received any notice, and has no reason to believe, that any Major Customer (i) has cancelled or terminated, or intends to cancel or terminate, any Material Contract with any Company Entity, or (ii) intends to materially limit its purchase of, or cease to purchase, goods or services from the Company Entities.

(b)Section 4.20(b) of the Disclosure Schedule sets forth a list of the Major Vendors. In the last 12 months, no Company Entity has received any notice, and has no reason to believe, that any Major Vendor (i) has cancelled or terminated, or intends to cancel or terminate, any Material Contract with any Company Entity, or (ii) intends to materially limit its supply or sale of, or cease supplying or selling, products or services to the Company Entities.

 Inventory; Accounts Receivable.

(a)The inventory of the Company Entities consists in all material respects of a quality and quantity usable and salable in the ordinary course of business, except for immaterial or obsolete items and items of below standard quality written off or written down to the lower of cost or fair market value on the Financial Statements or, with respect to inventory acquired since the Interim Balance Sheet Date, on the accounting records of the Company Entities, as the case may be. All such inventory is owned by the Company Entities free and clear of all Liens, and no inventory is held on a consignment basis. The quantities of each item of inventory (whether raw materials, work-in-process or finished goods) are not excessive in accordance with GAAP, consistently applied, but are reasonable in the present circumstances of the Company Entities.

(b)All material Accounts Receivable reflected on the Annual Financial Statements and the Interim Financial Statements, or, with respect to accounts receivable arising since the Interim Balance Sheet Date, on the books and records of the Company Entities, (i) have been generated in the ordinary course of business and reflect a bona fide obligation for the payment of goods or services provided by the Company Entities, and (ii) constitute only valid, undisputed claims of the Company Entities not subject to claims of set-off or other defenses or counterclaims other than normal cash discounts accrued in the ordinary course of business consistent with past practice. To the Knowledge of the Company, as of the date of this Agreement, there are no facts or circumstances that would reasonably be expected to result in any material increase in the uncollectibility of such receivables in excess of the reserves therefor reflected in the Financial Statements or the books and records of the Company Entities, as applicable. The reserve for bad debts shown on the Interim Financial Statements or, with respect to accounts receivable arising after the Interim Balance Sheet Date, on the books and records of the Company Entities have been determined in accordance with GAAP, consistently applied, subject to normal year-end adjustments and the absence of disclosures normally made in footnotes.

Section 4.22. Product Warranties; Recalls.

(a)There are no warranties outstanding with respect to any Products except as set forth in written agreements with customers made available to the Buyer in the Data Room. As of the date of this Agreement, each Product has been manufactured containing all warnings required by applicable Law.

(b)No Products have been recalled from the market or subjected to any other similar corrective action, whether voluntary or otherwise, nor is any Product recall, or other similar corrective action currently under consideration by any Company Entity.

Section 4.23. Title to and Condition of Assets; Sufficiency of Assets.

(a)The tangible assets owned or leased by the Company Entities constitute all of the tangible assets reasonably necessary for the continued conduct of the business of the Company Entities after the Closing, in each case, in substantially the same manner and in all material respects as conducted as of the date of this Agreement.

(b)The Company Entities have good and valid title to, or, in the case of leased properties and assets, valid leasehold interests in, all of the material items of tangible personal property that are purported to be owned, leased or licensed by the Company Entities, free and clear of any and all Liens, except for those certain Permitted Liens set forth in Section 4.23(b) of the Disclosure Schedule. All such items of tangible personal property that are material to the operation of the business of the Company Entities (i) are structurally sound, (ii) are in good operating condition and repair (ordinary wear and tear excepted), (iii) are adequate for the uses to which they are being put, and (iv) are usable in the ordinary course of business. None of such tangible assets of the Company Entities is in need of material maintenance or repairs, except for ordinary, routine maintenance and repairs that are not material in nature or cost.

 Brokers. Except for fees or commissions for which the Seller will be solely responsible, no Company Entity has entered into any Contract that would result in any

Company Entity or the Buyer having any liability or obligation to pay fees or commissions to any broker, finder or agent with respect to the Transactions. No engagement letter with any such broker, finder or agent provides for indemnification of such broker, finder or agent by any Company Entity, except for any such obligation that will be assumed by the Seller upon Closing.

 Books and Records. The minute books of the Company Entities have been made available to the Buyer, are complete and correct, and have been maintained in accordance with sound business practices. The minute books of the Company Entities contain accurate and complete records of all meetings, and actions taken by written consent of, the members and the managers, and no meeting, or action taken by written consent, of any such members or managers has been held for which minutes have not been prepared and are not contained in such minute books. At the Closing, all of those books and records will be in the possession of the Company.

Article V

REPRESENTATIONS AND WARRANTIES OF THE BUYERS

Each of the Buyers, as applicable, represent and warrant to the Seller and the Company that each statement contained in this Article V is true and correct as of the date of this Agreement, except as set forth in the Disclosure Schedule:

 Good Standing. The Buyer is a corporation in good standing under the Laws of its jurisdiction of incorporation. The IP Buyer is a corporation in good standing under the Laws of its jurisdiction of incorporation.

 Authority and Enforceability. Each of the Buyers has all requisite corporate power and authority to execute and deliver this Agreement and the Ancillary Documents to which each of the Buyers is a party, to perform its obligations under this Agreement and the Ancillary Documents to which each of the Buyers is a party, and to consummate the Transactions. The execution, delivery and performance by the Buyer of this Agreement and the Ancillary Documents to which each of the Buyers is a party, and the consummation by each of the Buyers of the Transactions, have been duly authorized by all necessary corporate action on the part of the Buyers, and no other corporate action is necessary on the part of either of the Buyers to authorize this Agreement and the Ancillary Documents to which either of the Buyers is a party or to consummate the Transactions. This Agreement has been duly executed and delivered by each of the Buyers, and, assuming the due authorization, execution and delivery by the Seller and the Company, this Agreement constitutes a valid and binding obligation of each of the Buyers, enforceable against each of the Buyers, in accordance with its terms, except as limited by bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar Laws relating to creditors’ rights generally. When each of the Ancillary Documents to which each of the Buyers is a party has been duly executed and delivered by each of the Buyers and, assuming the due authorization, execution and delivery by each other Party, such document will constitute a valid and binding obligation of each of the Buyers, enforceable against each of the Buyers in accordance with its terms, except as limited by bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar Laws relating to creditors’ rights generally.

 Noncontravention.

(a)Neither the execution, delivery and performance by each of the Buyers of this Agreement or Ancillary Documents to which it is a party, nor the consummation of the Transactions by each of the Buyers, will, with or without the giving of notice or the lapse of time or both, (i) conflict with or violate the Organizational Documents of either of the Buyers, (ii) conflict with or violate any Law or Order applicable to the Buyers, or (iii) result in a breach of or default under, or an event that would constitute a default under, result in the acceleration of or create in any party the right to accelerate, terminate, modify or cancel, require consent or notice under or conflict with or violate any Contract to which either of the Buyers is a party or to which any of their properties and assets are subject.

(b)No consent, approval, Permit, Order or Filing is required by either of the Buyers in connection with the execution and delivery by each of the Buyers of this Agreement, the performance by each of the Buyers of its obligations under this Agreement and the consummation by each of the Buyers of the Transactions, except for such filings as may be required under the HSR Act.

 Proceedings and Orders. There are no Proceedings pending or, to the Knowledge of either of the Buyers, threatened against the Buyers, and neither of the Buyers is subject to any outstanding Orders, in each case, that (a) challenge or seek to enjoin, alter or materially delay the consummation of the Transactions or (b) could adversely affect either of the Buyers’ ability to perform its obligations under this Agreement. No event has occurred or circumstances exist that may give rise to, or serve as a basis for, any such Proceedings.

 Available Funds; Solvency.

(a)Each of the Buyers has, and at the Closing will have, available cash resources in amounts sufficient to (i) pay the Purchase Price payable under Article II and to satisfy all other payments required by this Agreement (whether payable before, at or after the Closing), (ii) pay any related fees, costs and expenses incurred by the Buyers or their Affiliates in connection with the Transactions and (iii) otherwise consummate the Transactions.

 Investment Representations. The Buyer acknowledges that the Purchased Interests being acquired pursuant to this Agreement have not been registered under the Securities Act, as amended, or under any state or foreign securities Laws, and that the Purchased Interests may not be sold, transferred, assigned, offered for sale, pledged, hypothecated or otherwise disposed of unless such sale, transfer, assignment, offer for sale, pledge, hypothecation or other disposition is completed pursuant to the terms of an effective registration under the Securities Act and in compliance with any applicable state and foreign securities Laws or pursuant to an exemption from registration under the Securities Act and any applicable state or foreign securities Laws. The Buyer is purchasing the Purchased Interests for its own account and not with a view to any public resale or other distribution thereof, except in compliance with applicable securities Laws. The Buyer is an “accredited investor” as defined in Regulation D under the Securities Act.

 Brokers. Neither the Buyers nor any of their Affiliates has any liability or obligation to pay fees or commissions to any broker, finder or agent with respect to the Transactions, which will not be paid by the Buyers in connection with Closing.

Article VI

COVENANTS

Section 6.1. Access to Information.

(a)During the Interim Period, the Seller and the Company shall provide the Buyer and its Representatives (including the R&W Insurer and its Representatives) with access to information regarding the Company Entities and their material operations, in each case, as reasonably requested by the Buyer, in each case, except for information (i) that the Seller reasonably believes the Seller or any Company Entity is prohibited from providing to the Buyer by reason of applicable Law or (ii) that constitutes, or allows access to, information protected by attorney-client privilege; provided, however, that such access shall (A) be conducted at the Buyer’s expense, during normal business hours and under the supervision of personnel of the Seller or the Company Entities, as applicable, (B) not disrupt the normal operations of any Company Entity, (C) comply with all applicable Laws, including those regarding the exchange of competitively sensitive information and (D) not include any invasive environmental sampling (including soil, groundwater, surface water, air or sediment sampling). All of such information shall be subject to the terms of the Confidentiality Agreement, the provisions of which are hereby incorporated into this Agreement and acknowledged by the Parties as a continuing obligation in accordance with its terms. The Seller and the Company shall instruct the Representatives of the Seller and the Company to cooperate with the Buyer in its investigation of the Company. The Buyer shall not be permitted during the Interim Period to contact any Company Entity’s vendors, employees, customers or suppliers, or any Governmental Entities (except in connection with applications for Permits or Filings required to be made prior to the Closing under this Agreement and, in such case, only in accordance with the terms of this Agreement) regarding the operations or legal status of, or any such Person’s relationships with, any Company Entity without receiving prior written consent from the Seller. The Seller will reasonably cooperate with respect to the transfer of any Permits or notifications required pursuant to any Permits in connection with the Transaction. Subject to the other terms of this Agreement and compliance with all applicable Laws, the Parties shall cooperate to develop a mutually agreeable post-signing communications plan regarding customers, suppliers and employees of the Company.

(b)To the extent required by SEC reporting requirements and at the request of the Buyer, the Company and the Seller will provide to the Buyer audited financial statements of the Company and full interim financial statements of the Company (with all required GAAP adjustments).

(c)Following the Closing, the Seller shall be entitled to retain copies (at the Seller’s sole cost and expense) of any books or records in its possession relating to the Seller’s direct or indirect ownership of the Company Entities, as applicable, and their respective businesses.

(d)After the Closing, the Buyer will, and will cause its Subsidiaries and Representatives to, afford to the Seller and its Representatives, reasonable access to the books, records, files and documents of, or relating to, the Company Entities in order to permit such Persons to (i) prepare for, participate in and defend any Proceedings relating to or involving such Persons, (ii) discharge their obligations under this Agreement and (iii) comply with financial and Tax reporting requirements, and will afford such Persons reasonable assistance in connection therewith; provided, however, that such access shall (A) be conducted at the Seller’s expense, during normal business hours and under the supervision of personnel of the Buyer and the Company Entities, as applicable, (B) not disrupt the normal operations of the Buyer or any Company Entity and (C) comply with all applicable Laws, including those regarding the exchange of competitively sensitive information. The Buyer will cause such records to be maintained for not less than six years from the Closing Date and will not dispose of such records thereafter without first offering in writing to deliver them to the Seller; provided, however, that in the event that the Buyer transfers all or a portion of the business of any Company Entity to any third party during such period, the Buyer may transfer to such third party all or a portion of the books, records, files and documents related thereto.

(e)Prior to the Closing, the Seller shall cause the Company to declare and pay such dividends and distributions such that the Company shall transfer and convey to the Seller all Company Cash in excess of the amount specifically retained at the request of the Buyer (after consultation with the Seller and the Company) as at 12:01 a.m. Eastern time on the Closing Date to satisfy the Company’s immediate cash needs in the period following the Closing. For the avoidance of doubt, (i) all customer deposits and cash received for product not yet shipped by the Company to its customers shall be retained by the Company and not included in Final Closing Cash, and (ii) cash in the amount of any checks, drafts and wires which have not yet cleared shall, in each case, be retained by the Company and not included in Final Closing Cash.

 Conduct of Business Pending the Closing. During the Interim Period, and except as (i) required by Law, contemplated, permitted or required by this Agreement or reasonably necessary to consummate the Transactions, or (ii) consented to by the Buyer, which consent shall not be unreasonably withheld, conditioned or delayed, the Company shall, and shall cause each Company Entity to (x) conduct its business in the ordinary course of business consistent with past practices and (y) not:

(a)cause the Company to take or permit any action that would cause any of the changes, events, or conditions described in Section 4.8 to occur; or

(b)agree or commit to do any of the foregoing.

Notwithstanding anything to the contrary set forth in this Agreement, during the Interim Period, the Company Entities shall be permitted to repay or otherwise settle any Indebtedness of the Company Entities; provided, however, that the Company shall not incur any additional Company Indebtedness (other than interest that is accrued in the ordinary course of business) during the period commencing on 12:01 a.m. Eastern Time on the Closing Date through the Closing. Nothing contained in this Agreement will give the Buyer, directly or indirectly, rights to control or direct the business or operations of any Company Entity prior to the Closing. Prior to the Closing, the Company Entities shall exercise, consistent with the terms and conditions of this

Agreement, complete control and supervision over their respective businesses, assets and operations.

 Publicity. The Buyer and the Seller shall reasonably cooperate to prepare, and mutually agree to the text of, a public announcement regarding the Transactions promptly following the Closing Date. Notwithstanding the foregoing, none of the Parties will make any public announcement or issue any public communication regarding this Agreement or the Transactions or any matter related to the foregoing, without the prior written consent of the Seller, in the case of a public announcement or communication by the Buyer, or the Buyer, in the case of a public announcement or communication by the Seller (such consents, in either case, not to be unreasonably withheld, conditioned or delayed), except (a) if such announcement or other communication is required by applicable Law or Order, in which case the disclosing Party shall, to the extent permitted by applicable Law or Order, first allow the Buyer or the Seller, as applicable, to review such announcement or communication and comment thereon, and the disclosing Party shall consider such comments in good faith, (b) internal announcements to Employees of the Company Entities made by the Seller or a Company Entity and (c) announcements and communications to Governmental Entities in connection with Filings or Permits relating to the Transactions required to be made under this Agreement; provided, that in the case of the immediately preceding clauses (a) and (b), in no event shall any Party make, or allow to be made, any public announcement or communication that includes or references (i) the Purchase Price or any element thereof, or any of the other economic terms of the Transactions, without the prior written consent of the Buyer or the Seller, as applicable, or (ii) any Affiliate of the Seller (other than the Seller or the Company) without the prior written consent of the Person referred to in such announcement or statement. For the avoidance of doubt, (A) the Seller and any Company Entity may make such announcements from time to time to their respective employees, customers, suppliers and other business relations as the Seller or such Company Entity may reasonably determine is necessary to (I) comply with the requirements of any agreement to which the Seller or such Company Entity is a party or (II) consummate the Transactions, and (B) the Seller may make such announcements from time to time to its Affiliates in order that such Persons may provide information about this Agreement and the Transactions to their respective limited partners and prospective limited partners in connection with their ordinary course fundraising, reporting and other activities. Notwithstanding anything to the contrary set forth in this Agreement, the Buyers and the Guarantor may make any filings in accordance with SEC reporting requirements.

 Exclusivity. During the Interim Period, neither the Seller, the Company Entities nor any of their respective Representatives shall, directly or indirectly, enter into, solicit, initiate or continue any discussions or negotiations with, or knowingly encourage any inquiries or proposals by, or participate in any negotiations with, or provide any information to, or otherwise cooperate in any way with, any Person, concerning any sale of all or substantially all of the assets of the Company Entities, taken as a whole, or any of the Purchased Interests, or any conversion, consolidation, liquidation, dissolution or similar transaction involving the Company Entities, in each case, other than with the Buyer and its Representatives.

 Expenses. Except as otherwise expressly provided in this Agreement, whether or not the Transactions are consummated, each Party will pay its own costs and expenses incurred in anticipation of, relating to and in connection with the negotiation and execution of this Agreement, the performance of the obligations under this Agreement and the consummation of the Transactions; provided, however, that, at the Closing, the Estimated Closing Transaction Costs shall be paid in accordance with Article II. Notwithstanding the immediately preceding sentence, the Buyer shall pay all filing fees required by Governmental Entities with respect to Filings or Permits required in connection with the execution and delivery of this Agreement, the performance of the obligations under this Agreement and the consummation of the Transactions, including filing fees in connection with Filings under the HSR Act or other Antitrust Laws. The Buyer shall pay all costs of obtaining the R&W Policy as set forth in Section 6.13.

Section 6.6. HSR Filings.

(a)Without limiting the generality of Section 6.9(a), within five Business Days following the execution of this Agreement, each Party shall use their best efforts to file with the United States Federal Trade Commission and the United States Department of Justice, the Notification and Report Form required for the Transactions pursuant to the HSR Act. Each Party shall supply as promptly as practicable any additional information or documents that may be requested pursuant to the HSR Act, and shall take all other actions necessary to cause the expiration or termination of the applicable waiting periods and to obtain any Permit required under the HSR Act as soon as practicable. Each Party shall comply substantially with any additional requests for information, including requests for production of documents and production of witnesses for interviews, investigational hearings or depositions, made by the applicable Antitrust Authorities and take all other reasonable actions to obtain all applicable consents, approvals, clearances or waivers from the applicable Antitrust Authorities required under the HSR Act at the earliest practicable dates. The Buyer shall promptly take or cause to be taken any and all action necessary to secure satisfaction of the mutual Closing conditions set forth in Section 7.3, including agreeing to any divestiture or other structural or behavioral remedy or undertaking with respect to its assets or any of its Affiliates’ respective assets and, at the request of the Seller, (i) to litigate in order to avoid the entry of, or to have vacated or terminated any Order (whether temporary, preliminary or permanent) related to the HSR Act; and (ii) to oppose any injunction or initiate a Proceeding to lift any injunction (if applicable) related to a private cause of action that would prevent the consummation of the Transactions; provided, however, that none of the Buyers or any of their Affiliates shall be required to agree to or proffer to sell, divest, lease, license, transfer, dispose of or otherwise encumber or impair (i) the Buyers’ or any of their Affiliates’ tangible assets, including, but not limited to, property, plants and equipment, valued in the aggregate, in excess of $44,500,000, or (ii) any business unit of the Buyers, the Company or any of their Affiliates or Subsidiaries generating, in the aggregate, more than $44,500,000 of annual revenue.

(b)Each of the Buyer, on the one hand, and the Seller, on the other hand, will promptly inform the other Party of any material (i) communication received by such Party from, or given by such Party to, any Governmental Entity from which any such Permit is required or (ii) communication received or given in connection with any Proceeding by a private party, in each case, regarding this Agreement or any of the Transactions, and will permit the other Party to review any communication given by it to, and consult with each other in advance of any response to, or meeting or conference with, any such Governmental Entity or, in connection with any Proceeding by a private party, with such other Person, and to the extent permitted by such Governmental Entity or other Person, give the other Party the opportunity to attend and participate in such meetings and conferences.

(c)During the Interim Period, except with the consent of the Seller, the Buyer and its Affiliates shall not take any action, including entering into any transaction, that could reasonably be expected to prevent, delay or make it more difficult to (i) file or obtain any Filings or Permits required under the HSR Act with or from any Antitrust Authority to consummate the Transactions or (ii) secure satisfaction at the mutual conditions set forth in Section 7.3, or agree, in writing or otherwise, to do any of the foregoing.

(d)Each Party agrees to instruct its respective counsel to cooperate with the other Parties and use its best efforts to facilitate and expedite the identification and resolution of any issues arising under the HSR Act at the earliest practicable dates. Said best efforts and cooperation shall include such counsel’s undertaking (to the extent permitted by applicable Law and in each case regarding the Transactions and without waiving attorney-client or any other applicable privilege) to (i) furnish to each other Party’s counsel such reasonably necessary information and reasonable assistance as the other Party may request in connection with its preparation of any Filing or submission that is necessary under the HSR Act (except for sharing any Item 4(c) or Item 4(d) documents) and (ii) cooperate in the filing of any substantive memoranda, white papers, Filings, correspondence or other written or oral communications explaining or defending this Agreement or any of the Transactions, articulating any regulatory or competitive argument or responding to requests or objections made by any Antitrust Authority or any Person under the HSR Act. No Party or any of their respective Affiliates or Representatives shall independently contact any Antitrust Authority or participate in any meeting or discussion (or any other communication by any means) with any Antitrust Authority in respect of any such Filings, applications, investigations or other inquiry under the HSR Act without giving, in the case of the Buyer and its Affiliates, the Seller, and in the case of the Seller, the Company and their respective Affiliates, the Buyer, prior notice of the meeting or discussion, the opportunity to confer with each other regarding appropriate contacts with and responses to personnel of said Antitrust Authority, the opportunity to review and comment on the contents of any representations (oral or otherwise) expected to be communicated at the meeting or discussion, and, to the extent permitted by the relevant Antitrust Authority, the opportunity to attend and participate at the meeting or discussion (which, at the request of the Buyer or the Seller, as applicable, shall be limited to outside antitrust counsel only); provided, that the Buyer and the Seller agree to mutually approve any substantive comment to be communicated to any Antitrust Authority in advance.

(e)To the extent that the Buyer determines to make any Filings with any foreign Antitrust Authority following the Closing, and to the extent information is needed from the Seller in connection with such Filings, the Seller shall reasonably cooperate with the Buyer and the Company as reasonably requested by the Buyer.

 Transfer Taxes. Notwithstanding any provision of this Agreement to the contrary, all Transfer Taxes incurred in connection with this Agreement and the Transactions shall be paid in equal proportions by the Buyer and the Seller (other than with respect to the transfer of the Transferred IP Assets, which shall be paid by the Buyer) and the Buyer and the Seller shall indemnify and hold harmless the other from any liabilities or obligations arising in respect of Transfer Taxes to be borne by such party. The Buyer and the Seller shall cooperate in timely making and filing all Filings, Tax Returns, reports and forms as may be required to comply with the provisions of applicable Tax Laws relating to Transfer Taxes.

Section 6.8. Tax Matters.

(a)The Seller shall prepare, or cause to be prepared, all Tax Returns of or with respect to the Company relating to a Pre-Closing Tax Period that are filed after the Closing Date, with each such Tax Return prepared in a manner consistent with the Company Entities’ past practice, except as otherwise required by applicable Law. The Seller shall provide a draft of such Tax Returns to the Buyer for its review and comment, along with any relevant accompanying schedules, documents and work papers, at least 30 days prior to the anticipated date for filing of such Tax Returns (taking into account applicable extensions of time for filing), to permit the Buyer to review and comment on each such Tax Return described in the preceding sentence prior to the filing of such Tax Returns. The Seller shall incorporate all reasonable comments of the Buyer into such Tax Returns and schedules. The Buyer shall prepare, or cause to be prepared, and timely file, or cause to be timely filed, all Straddle Period Tax Returns of the Company that are filed after the Closing Date, with each such Tax Return prepared in a manner consistent with the Company Entities’ past practice, except as otherwise required by applicable Law. The Buyer shall provide a draft of pro forma Straddle Period Tax Returns to the Seller for its review and comment, along with any relevant accompanying schedules, documents and work papers, at least 30 days prior to the anticipated date for filing of such Tax Returns (taking into account applicable extensions of time for filing), to permit the Seller to review and comment on each such Tax Returns described in the preceding sentence prior to the filing of such Tax Returns. The Buyer shall incorporate all reasonable comments of the Seller into such Tax Returns and schedules.

(b)The Parties shall, and shall each cause their respective Affiliates to, provide to the other Party such cooperation and information, as and to the extent reasonably requested, in connection with preparing, reviewing and filing of any Tax Return, amended Tax Return or claim for refund, determining liabilities for Taxes or a right to refund of Taxes, or in conducting any audit or other action with respect to Taxes, with respect to the Company and relating to a Pre-Closing Tax Period, in each case, at the expense of the requesting Party. Such cooperation and information shall include providing copies of all relevant portions of relevant Tax Returns, together with relevant accompanying schedules and relevant work papers and documents relating to rulings and other determinations by Governmental Entities relating to Taxes, and relevant records concerning the ownership and Tax basis of property, that any such Party may possess. Each Party will retain all Tax Returns, schedules, work papers, material records and other documents relating to Tax matters of the Company for the Tax period first ending after the Closing Date and for all prior Tax periods until the later of (i) the expiration of the applicable statute of limitations (and, to the extent notice is provided with respect thereto, any extensions thereof) for the Tax periods to which the Tax Returns and other documents relate and (ii) eight years following the due date (without extension) for such Tax Returns. After such eight-year period, the Party holding such Tax Returns or other documents may dispose of them; provided, that such Party shall give to the other Party 30 days’ written notice of such disposal and provide the other Party with the opportunity to copy (at such other Party’s cost) such Tax Returns or other documents. Each Party shall make its employees reasonably available on a mutually convenient basis at its cost to provide an explanation of any documents or information so provided.

(c)If the Company is permitted, but not required, under applicable foreign, state or local Income Tax Laws to treat the day prior to the Closing Date as the last day of a taxable period, such day shall be treated as the last day of a taxable period. For all purposes of this Agreement, including and for purposes of calculating the Closing Amounts:

(i)Except as otherwise provided in this Agreement, any Taxes for a taxable period beginning before the Closing Date and ending after the Closing Date (a “Straddle Period”) with respect to the Company shall be apportioned between the portion of the period ending on the Closing Date and the portion of the period commencing on the day immediately following the Closing Date, based on the actual operations of the Company, as the case may be, by a closing of the books of the Company Entities, as if the Closing Date were the end of a Tax year, and each such portion of such period shall be deemed to be a taxable period (whether or not it is in fact a taxable period), and taking into account any net operating losses, credit or deduction generated in a Pre-Closing Tax Period. For purposes of computing the Taxes attributable to the two portions of a taxable period pursuant to this Section 6.8(c), the amount of any item that is taken into account only once for each taxable period (e.g., the benefit of graduated Tax rates, exemption amounts, etc.) shall be allocated between the two portions of the period in proportion to the number of days in each such portion.

(ii)In the case of any Taxes based on capitalization, debt or Equity Securities authorized, issued or outstanding, or any real property, personal property or similar ad valorem Taxes that are payable for a taxable period that includes, but does not end on, the Closing Date, the portion of such Tax that relates to the portion of such taxable period ending on the Closing Date shall be deemed to be the amount of such Tax for the entire taxable period multiplied by a fraction, the numerator of which is the number of days in the taxable period ending on (and including) the Closing Date and the denominator of which is the number of days in the entire taxable period.

(iii)Notwithstanding anything else in this Agreement, (A) any deduction attributable to an amount included in calculating the Closing Amounts (including any amount that would have been included in calculating the Closing Amounts but for the fact that such amount was paid prior to the Closing), shall be allocated to the Pre-Closing Tax Period, and (B) any Taxes attributable to any action taken by the Buyer or the Company on or after the Closing Date that is not in the ordinary course of business shall be allocated to the taxable period beginning after the Closing Date.

(d)To the extent not taken into account in calculating the Closing Amounts, the Buyer shall, or shall cause the Company to, pay the Seller the amount of any cash Tax refunds or credits of Taxes actually received by the Company that arise with respect to any Pre-Closing Tax Period (including, without limitation, any such amount that is credited against the year in which an audit is settled or ultimately concluded) and the amount of any benefit of any overpayment actually received with respect to any Pre-Closing Tax Period (including, without limitation, any such amount that is credited against the year in which an audit is settled or ultimately concluded) that is applied in a taxable period (or portion thereof) beginning on or after the Closing Date (other than, in each case, refunds, credits or overpayments attributable to the carryback of losses, credits or similar items from a taxable period or portion thereof beginning on or after the Closing Date or attributable to an Affiliate of the Buyer other than the Company Entities), in each case, net of any reasonable costs or Taxes incurred in connection therewith. Such payments shall be made within 15 days of receipt of any such refund or credit or application of any such overpayment by the Buyer or the Company. All other refunds and credits shall be retained by the Buyer or the Company.

(e)If a written notice of any Proceeding with respect to Taxes owed by the Company is received by the Buyer or the Company for which the Seller could reasonably be expected to be liable (a “Tax Claim”), the notified Party shall give the Seller prompt written notice, no later than seven days after receipt by such notified Party of such written notice, of such Tax Claim; provided, that the failure or delay by the applicable notified Party to provide notice of such Tax Claim to the Seller shall not affect the rights or obligations of the Parties under this Agreement except to the extent the Seller has been actually prejudiced as a result of such failure or delay. After the Closing, upon the Seller’s delivery of notice to the Buyer within 30 days of the Seller’s receipt of written notice of such Tax Claim, the Seller shall have the right (at its option and at the Seller’s sole responsibility for related fees, costs and expenses) to represent the interests of the Company in any Tax Claim relating to a Pre-Closing Tax Period (other than a Straddle Period); provided, however, that, as between the Buyer and the Seller, (i) the controlling Party shall keep the non-controlling Party reasonably informed and consult in good faith with the non-controlling Party with respect to any issue relating to such Tax Claim, (ii) the controlling Party shall provide the non-controlling Party with copies of all correspondence, notices and other written material received from any Governmental Entity with respect to such Tax Claim, (iii) the controlling Party shall provide the non-controlling Party with a copy of, and an opportunity to review and comment on, all submissions made to any Governmental Entity in connection with such Tax Claim and (iv) the controlling Party may not agree to a settlement or compromise thereof without any prior written consent of the non-controlling Party, which consent shall not be unreasonably withheld, conditioned or delayed. If (A) the Seller fails to notify the Buyer of its election to control such a Tax Claim within 30 days following receipt by the Seller of written notice of such Tax Claim or (B) such Tax Claim relates to a Straddle Period, the Buyer shall control such Tax Claim, subject to this Section 6.8(e).

Section 6.9. Further Actions.

(a)Subject to the terms and conditions of this Agreement, the Parties shall cooperate with the other Parties and shall use (and cause their respective Affiliates to use) their best efforts (except where a different efforts standard is specifically contemplated by this Agreement, in which case such different standard shall apply) (i) to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to promptly comply with all requirements that may be imposed on such Party or its Affiliates under applicable Law with respect to this Agreement and, subject to the conditions set forth in Article VII, to consummate the Transactions as soon as practicable, including, preparing, and, filing with and obtaining from each applicable Governmental Entity, all Filings and other Permits as may be necessary for the consummation of the Transactions in accordance with the terms of this Agreement and (ii) not to take any action, or fail to take any action, that could reasonably be expected to prevent, delay or make it more difficult to consummate the Transactions.

(b)Subject to the terms and conditions of this Agreement, at any time and from time to time after the Closing, at a Party’s request and without further consideration, the other Parties shall execute and deliver to such requesting Party such other instruments of sale, transfer, conveyance, assignment and confirmation, provide such materials and information and take such other actions as may be necessary in order to consummate the Transactions.

 Releases.

(a)Effective upon and as of the Closing, the Buyer, on its own behalf, and on behalf of each Buyer Party, generally, irrevocably, unconditionally and completely releases, acquits and forever discharges each Seller Party, from all past, present and future Losses of every kind, nature, description or character, in each case whether absolute or contingent, liquidated or unliquidated, known or unknown, matured or unmatured or determined or determinable or otherwise, at law or in equity and whether arising under any Law, Contract, agreement, arrangement, commitment, undertaking or understanding, whether written or oral, arising directly or indirectly from any act, omission, event or transaction occurring (or any circumstances existing) from the beginning of time through the Closing Date relating to any matter involving the Purchased Interests, the Company Entities or their respective businesses arising on or prior to the Closing, including for controlling equity holder or lender liability and breach of any fiduciary duty relating to any pre-Closing actions or failures to act by any Seller Party; provided, however, that nothing in this Section 6.10(a) shall constitute a release or waiver of any (i) rights provided for under this Agreement or any Contracts, documents, instruments or certificates contemplated to be executed or delivered hereunder, (ii) rights provided for under any Contracts, documents or instruments between a Seller Party, on the one hand, and any Buyer Party (including any Company Entity), or (iii) claims for fraud. It is the intention of the Buyer in executing this release that the release contained in this Section 6.10(a) shall be effective as a full and final accord and satisfaction and general release of and from all released matters and the final resolution by the Buyer of all matters released under this Section 6.10(a).

(b)Effective upon and as of the Closing, the Seller, on its own behalf, and on behalf of each of the Seller Parties, generally, irrevocably, unconditionally and completely releases, acquits and forever discharges the Company Entities, from all past, present and future Losses of every kind, nature, description or character, in each case whether absolute or contingent, liquidated or unliquidated, known or unknown, matured or unmatured or determined or determinable or otherwise, at law or in equity and whether arising under any Law, Contract, agreement, arrangement, commitment, undertaking or understanding, whether written or oral, arising directly or indirectly from any act, omission, event or transaction occurring (or any circumstances existing) from the beginning of time through the Closing Date relating to any matter involving the Company Entities or their respective businesses, the Purchased Interests or any other Equity Securities of the Company ever held by such Seller Parties, in each case arising on or prior to, or relating to the period prior to and through, the Closing; provided, however, that nothing in this Section 6.10(b) shall constitute a release or waiver of (i) any rights provided for under this Agreement, or (ii) any service fees, wages or employee benefits accrued as of the Closing and arising from or in connection with such Seller Party’s engagement or employment by any Company Entity prior to the Closing. It is the intention of the Seller in executing this release and in giving and receiving the consideration called for in this Agreement that the release contained in this Section 6.10(b) shall be effective as a full and final accord and satisfaction and general release of and from all released matters and the final resolution by the Seller of all matters released under this Section 6.10(b).

(c)The Buyer, on behalf of itself and of the Buyer Parties, and the Seller, on behalf of itself and of the Seller Parties, (i) understands that the respective release contained in this Section 6.10 is a full and final general release of all claims, demands, damages, judgments, causes of action and liabilities of any nature whatsoever except as expressly stated above in this Section 6.10, whether or not known, suspected or claimed, that could have been asserted in any legal or equitable proceeding respectively against the Seller Parties or the Buyer Parties, (ii) represents and warrants to the other Parties that (A) it, he or she has not voluntarily or, to its knowledge, involuntarily assigned, conveyed or otherwise transferred, or purported to assign, convey or otherwise transfer, to any Person any claims respectively released by such Buyer Party or Seller Party pursuant to this Section 6.10, (B) no Person other than such Buyer Party or Seller Party, as the case may be, has any interest, whether by law or Contract or by virtue of any action or inaction by such Buyer Party or Seller Party in any claims released by such Person pursuant to this Section 6.10, (C) there are no Liens on or against any such claims, and (D) it acknowledges that the Laws of many states provide substantially the following: “A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.”, (iii) acknowledges that such provisions are designed to protect a Person from waiving claims which it does not know exist or may exist, and effective as of the Closing, shall be deemed to waive any such provision and (iv) irrevocably covenants not to, directly or indirectly, sue, or commence, knowingly aid or prosecute or cause to be commenced, knowingly aided or prosecuted any Proceeding, or authorize any other person to commence or prosecute any Proceeding, against any of the Seller Parties or any of the Buyer Parties, respectively, regarding any liability, obligation or claim released under this Section 6.10.

Section 6.11. Employee Matters.

(a)Non-Represented Employees. For the period from Closing Date through December 31, 2022 (the “Continuation Period”), the Buyer shall provide, or shall cause the Company Entities to continue providing, to each individual who is an Employee (other than the Represented Employees) at the Closing (each, a “Non-Represented Continuing Employee”), subject to the Non-Represented Continuing Employee’s continued employment with the Company Entities: (i) a base salary or hourly wage rate, as applicable, that is at least equal to the base salary or hourly wage rate provided to such Non-Represented Continuing Employee immediately prior to the Closing, (ii) bonus and other incentive compensation opportunities (excluding equity and equity based rights, retention, sale bonus, change in control or other similar special or non-recurring compensation) that are no less favorable in, the aggregate, than those provided to such Non-Represented Continuing Employee immediately prior to the Closing and (iii) employee benefits that are no less favorable, in the aggregate, than those provided to such Non-Represented Continuing Employee immediately prior to the Closing; provided, however, that the requirements set forth in (i), (ii) and (iii) shall not be applicable to any policies, programs, benefits, or plans to the extent not disclosed in the Data Room. Notwithstanding anything to the contrary contained in this Agreement, the Buyer shall cause each Company Entity to pay, in the manner and at the time provided for in the applicable Company Benefit Plan or Material Contract, all bonuses and deferred compensation payments payable to Employees of such Company Entity for services performed on or prior to the Closing Date to the extent included in the calculation of the Closing Amounts or otherwise reflected in the Purchase Price Adjustment in accordance with Section 2.4.

(b)Represented Employees. Effective as of Closing, the Buyer shall provide, or shall cause the Company Entities to continue providing, to each Represented Employee who is an Employee at Closing (each, a “Represented Continuing Employee” and collectively with the Non-Represented Continuing Employees, the “Continuing Employees”) the compensation and benefits as set forth in and required by the CBA. Nothing in this Section 6.11(b) or otherwise in this Agreement shall limit the right of the Buyer or its Affiliates to terminate the employment of any Represented Employees at any time, subject to the terms of the CBA.

(c)For all purposes, including vesting, eligibility to participate and level of benefits (other than benefits under defined benefit pension plans) under the Benefit Plans of the Buyer or its Affiliates (as applicable) providing benefits to Continuing Employees after the Closing (the “New Plans”), each Continuing Employee in such plans shall be credited with his or her years of service with the Company Entities and their respective predecessors prior to the Closing, to the same extent as such Continuing Employee was entitled, before the Closing, to credit for such service under any similar Company Benefit Plan in which such Continuing Employee participated or was eligible to participate immediately prior to the Closing (such plans, collectively, the “Old Plans”); provided, however, that the foregoing shall not apply to the extent that its application would result in a duplication of benefits with respect to the same period of service. In addition, and without limiting the generality of the foregoing, (i) the Buyer shall use commercially reasonable efforts to provide that each Continuing Employee shall be immediately eligible to participate, without any waiting time, in any and all New Plans to the extent coverage under any such New Plan replaces coverage under any Old Plan and (ii) for purposes of each New Plan providing medical, dental, pharmaceutical, vision, disability, life insurance and/or other welfare benefits to any Continuing Employee (collectively, the “New Welfare Plans”), the Buyer shall use commercially reasonable efforts to cause (A) all pre-existing conditions, exclusions or limitations, eligibility waiting periods and actively-at-work requirements of such New Welfare Plans to be waived for such Continuing Employee and his or her covered dependents (to the extent such conditions, exclusions, limitations, periods and requirements were waived or satisfied as of immediately prior to the Closing under comparable Old Plans), and (B) any eligible expenses incurred by each Continuing Employee and his or her covered dependents during the portion of the plan year of the Old Plan ending on the date such Continuing Employee’s participation in the corresponding New Welfare Plan begins to be taken into account under such New Welfare Plan for purposes of satisfying all deductible, co-payment, coinsurance and maximum out-of-pocket requirements applicable to such Continuing Employee and his or her covered dependents for the applicable plan year as if such amounts had been paid in accordance with such New Welfare Plan.

(d)Without limiting the foregoing, with respect to each applicable Continuing Employee whose employment is terminated by the Buyer or an Affiliate of the Buyer, including any Company Entity, during the Continuation Period or in connection with the consummation of the Transactions, the Buyer or an Affiliate of the Buyer shall provide severance benefits (excluding any continuation of health coverage other than pursuant to COBRA) that are no less favorable (including on no less favorable terms and conditions) than those to which such Continuing Employee would have been entitled under the applicable Company Benefit Plan providing severance benefits as in effect as of the Closing.

(e)A group health plan of the Buyer or an Affiliate of the Buyer will be responsible for providing COBRA continuation coverage with respect to any and all “M & A qualified beneficiaries,” as defined in Treasury Regulation Section 54.4980B-9, with respect to the Transactions.

(f)The Buyer shall be solely responsible for any liabilities under the WARN Act or any other Law relating to reductions in work force or the impact on employees of plant closings or sales of business for any actions taken by the Buyer or any of its Affiliates (including any Company Entity) after the Closing.

(g)Nothing contained in this Section 6.11 or elsewhere in this Agreement, express or implied, shall confer upon any current or former Employee, director, manager, officer or consultant of any Company Entity any right to continued employment or service (or resumed employment or service) subsequent to the Closing or any third-party beneficiary rights under this Agreement (except as provided for in Section 6.12).

Section 6.12. D&O Indemnification and Insurance.

(a)The Buyer agrees that all rights to exculpation, indemnification, advancement of expenses and insurance coverage now existing in favor of each current and former director, manager, officer or employee of the Company Entities and each Person who served as a director, manager, officer, stockholder, member, trustee or other fiduciary of a pension or other Benefit Plan or another enterprise or Person at the request or for the benefit of a Company Entity (each, together with such Person’s heirs, executors or administrators, a “D&O Indemnified Party”), as provided in their respective Organizational Documents or in any Contract with any Company Entity and disclosed in Section 6.12 of the Disclosure Schedule shall survive the Closing and shall continue in full force and effect in accordance with their respective terms. For a period of six years from the Closing Date, the Buyer shall cause each Company Entity to maintain in effect the exculpation, indemnification, advancement of expenses and insurance coverage provisions of such Company Entity’s Organizational Documents as in effect immediately prior to the Closing or in any indemnification agreements of any Company Entity with any D&O Indemnified Party as in effect immediately prior to the Closing, and the Buyer shall not, and shall cause the Company Entities not to, amend, repeal or otherwise modify any such provisions in any manner that would adversely affect the rights thereunder of any D&O Indemnified Party. From and after the Closing, the Buyer shall cause the Company Entities to honor, in accordance with their respective terms, each of the covenants contained in this Section 6.12. Notwithstanding any provision in this Agreement to the contrary, the Parties hereby acknowledge that one or more of the D&O Indemnified Parties may have certain rights to exculpation, indemnification, advancement of expenses and/or insurance coverage provided by any Affiliate of the Seller or such D&O Indemnified Party or another Person of which such D&O Indemnified Party is a manager, director, officer, stockholder, member, partner or employee (an “Additional D&O Provider”). The Parties hereby agree that, with respect to any such D&O Indemnified Party, the Company Entities (i) are, relative to each Additional D&O Provider, the indemnitors of first resort (i.e., the Company Entities’ obligations to the applicable D&O Indemnified Party under this Agreement and the applicable Company Entity’s Organizational Documents and other applicable agreements are primary, and any duplicative, overlapping or corresponding obligations of an Additional D&O Provider are secondary), (ii) shall be required to make all advances and other payments under this Agreement and the applicable Company Entity’s Organizational Documents or Contracts, and shall be fully liable therefor, without regard to any rights any D&O Indemnified Party may have against any Additional D&O Provider and (iii) irrevocably waive, relinquish and release any such Additional D&O Provider from any and all claims against such Additional D&O Provider for contribution, subrogation or any other recovery of any kind in respect thereof.

(b)At or prior to the Closing, the Seller shall obtain, or cause the Company Entities to obtain at the Seller’s expense, effective as of the Closing, a fully-paid, six-year “tail” insurance policy (the “D&O Tail”) with respect to any liability of the directors, managers and officers of the Company Entities relating to actions taken in their capacity as such on or prior to the Closing Date. The Buyer shall, or shall cause the Company Entities to, maintain the D&O Tail in full force and effect, for its full term, and cause all obligations thereunder to be honored by the Buyer and the Company Entities, as applicable.

(c)The provisions of this Section 6.12 shall survive the Closing and expressly are intended to benefit, and are enforceable by, each of the D&O Indemnified Parties, each of whom is an intended third-party beneficiary of this Section 6.12.

(d)In the event the Buyer, any Company Entity or any of their respective successors or assigns (i) consolidates with or merges into any other Person and is not the continuing or surviving Person in such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in either such case, proper provision shall be made so that the successors and assigns of the Buyer or such Company Entity, as the case may be, shall assume the obligations set forth in this Section 6.12.

 R&W Policy.

(a)On or prior to the date of this Agreement, the Buyer has bound the R&W Policy with the R&W Insurer, and a draft of the binder has been provided to the Seller and the binder will be provided following the date hereof. The R&W Policy shall include terms to the effect that, except with respect to knowing and intentional fraud, the R&W Insurer waives its rights to bring any claim by way of subrogation, claim for contribution or otherwise, against any Seller Party, and the Buyer will ensure that such terms are held by the Buyer in trust for the Seller Parties.

(b)The Buyer shall pay the cost of the premium, underwriting fees, due diligence expenses and any other fees, costs or expenses incurred or to be incurred in connection with procuring the R&W Policy, and, subject to the Seller’s indemnification obligations set forth in Article IX, the Buyer shall be solely responsible for the Retention thereunder less $1.00. Prior to the Closing, the Buyer shall use its best efforts to take, or cause to be taken, all actions reasonably necessary to satisfy as promptly as practicable any conditions to the issuance and effectiveness of the R&W Policy. The Company and the Seller shall reasonably cooperate with the Buyer in connection with the Buyer’s efforts to cause the R&W Policy to be in full force and effect at the Closing; provided, however, that (i) no Company Entity nor the Seller shall be required to incur any costs or expenses related to such cooperation, and (ii) any access or information provided by any Company Entity or the Seller to the R&W Insurer shall be provided subject to, and in accordance with, Section 6.1(a). The Parties acknowledge that (A) obtaining the R&W Policy is a material inducement to each of the Parties’ entering into this Agreement, and (B) the Seller is relying on the Buyer’s covenants and obligations set forth in this Section 6.13.

(c)The Buyer will not, without the consent of the Seller, permit the R&W Policy to be terminated, nor to be amended or modified in a manner adverse to the Seller, nor will the Buyer waive or permit to be waived any right under the R&W Policy in a manner adverse to the Seller. After the Closing, the Buyer agrees that it will comply with the material terms of any post-Closing deliverables set out in the R&W Policy.

 Insurance. From and after the Closing, the Company Entities shall cease to be insured by the Seller’s or its Affiliates’ insurance policies or by any of their respective self-insurance programs, if any, that provide coverage to any Company Entity. For the avoidance of doubt, the Seller and its Affiliates shall retain all rights to control their respective insurance policies and self-insurance programs, including the right to negotiate, exhaust, settle, release, commute, buy back or otherwise resolve disputes with respect to any of such insurance policies and self-insurance programs, and the Seller and its Affiliates shall retain any premiums or other amounts applied toward applicable retention amounts paid by any Company Entity prior to the Closing in respect of any such insurance coverage.

 Notification of Certain Matters. During the Interim Period, the Seller shall give prompt written notice in accordance with Section 10.1 to the Buyer, and the Buyer shall give prompt notice to the Seller, of (a) any notice or other communication received by such Party from any Governmental Entity in connection with the Transactions or from any Person alleging that the consent of such Person is or may be required in connection with the Transactions, (b) Proceedings commenced or threatened against, relating to or involving or otherwise affecting such Party which relate to the Transactions, (c) the discovery of any fact or circumstance that, or the occurrence or non-occurrence of any event the occurrence or non-occurrence of which, has caused, or would reasonably be expected to result in, any representation or warranty made by such Party contained in this Agreement to be untrue or inaccurate (other than immaterial facts, circumstances or occurrences in the ordinary course of business), (d) any failure of such Party to comply with or satisfy any covenant or agreement to be complied with or satisfied by it under this Agreement, and (e) any fact, circumstance, event or action the existence, occurrence or taking of which (A) has had, or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect or (B) has resulted in, or could reasonably be expected to result in, the failure of any of the conditions set forth in Article VII to be satisfied. For the avoidance of doubt, the delivery of any notice pursuant to this Section 6.15 shall not (A) cure any breach of, or non-compliance with, any other provision of this Agreement, (B) limit the remedies available to the Party receiving such notice or (C) constitute an acknowledgment or admission of breach of this Agreement; provided, further, that if the Buyer has the right, but does not elect within 10 days of receipt of such written notice, to terminate this Agreement, then the Buyer shall be deemed to have irrevocably waived any right to terminate this Agreement with respect to the matters specifically set forth in such written notice that constituted or otherwise had a Material Adverse Effect.

 Inspection of Real Property. From the date of this Agreement until the Closing Date, the Seller and the Company shall allow (or shall cause such other Company Entities to allow, as applicable) the Buyer and its agents reasonable access to the Owned Real Property and the Leased Real Property for the purpose of conducting inspections, investigations, evaluations, surveys, studies and tests of the Owned Real Property or the Leased Real Property as the Buyer may reasonably request (collectively, the “Investigations”). The Seller and the Company shall use commercially reasonable efforts to cooperate with the Buyer (or to cause such other Company

Entities to cooperate with the Buyer, as applicable) in its Investigations and provide information reasonably requested by the Buyer and/or its agents in connection with the same.

 Resignations. The Seller shall deliver to the Buyer written resignations, effective as of the Closing Date, of the officers and managers of the Company requested by the Buyer at least five Business Days prior to the Closing.

 Estoppel Certificate . If requested by the Buyer, the Seller shall use commercially reasonable efforts to obtain an estoppel certificate from each landlord under each Real Property Lease in a form provided by the Buyer.

Article VII

CLOSING CONDITIONS

 The Buyers’ Conditions to Closing. The obligation of the Buyers to consummate the Transactions shall be subject to fulfillment at or prior to the Closing of the following conditions, any one or more of which may be waived in writing by the Buyers:

(a)Representations and Warranties.

(i)The Fundamental Representations of the Seller and the Company shall be true and correct in all material respects (without giving effect to any limitation as to “materiality” or “Material Adverse Effect” or any similar limitation contained in this Agreement) on and as of the date hereof and on and as of the Closing as though made as of the Closing (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date).

(ii)All representations and warranties of the Seller and the Company set forth in Article III and Article IV (other than Fundamental Representations of the Seller or the Company) shall be true and correct in all respects (in the case of any representation or warranty qualified by materiality or Material Adverse Effect) or in all material respects (in the case of any representation or warranty not qualified by materiality or Material Adverse Effect) on and as of the date hereof and on and as of the Closing as though made as of the Closing (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date).

(b)Compliance with Agreements. The covenants and agreements required by this Agreement and each of the Ancillary Documents to be performed by the Seller or the Company at or prior to the Closing shall have been performed in all material respects at or prior to the Closing; provided, that, with respect to agreements, covenants and conditions that are qualified by materiality, the Seller or the Company shall have performed such agreements, covenants and conditions, as so qualified, in all respects.

(c)No Material Adverse Effect. From the date of this Agreement through the Closing Date, there shall not have occurred any event, change, circumstance, effect, occurrence, condition, state of facts or development that would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(d)Documents. The Seller shall have delivered to the Buyers, or shall stand ready to deliver, all of the certificates, instruments, Contracts and other documents specified to be delivered by it in Section 2.3(b).

 The Seller’s Conditions to Closing. The obligations of the Seller and the Company to consummate the Transactions shall be subject to fulfillment at or prior to the Closing of the following conditions, any one or more of which may be waived in writing by the Seller:

(a)Representations and Warranties.

(i)The Fundamental Representations of the Buyers and the Guarantor shall be true and correct in all material respects (without giving effect to any limitation as to “materiality” or “Material Adverse Effect” or any similar limitation contained in this Agreement) on and as of the date hereof and on and as of the Closing as though made as of the Closing (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date).

(ii)All representations and warranties of the Buyers set forth in Article V and the Guarantor set forth in Section 10.13 (other than Fundamental Representations of the Buyers or the Guarantor) shall be true and correct in all respects (in the case of any representation or warranty qualified by materiality or Material Adverse Effect) or in all material respects (in the case of any representation or warranty not qualified by materiality or Material Adverse Effect) on and as of the date hereof and on and as of the Closing as though made as of the Closing (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date).

(b)Compliance with Agreements. The covenants and agreements required by this Agreement and each of the Ancillary Documents to be performed by the Buyers or the Guarantor at or prior to the Closing shall have been performed in all material respects at or prior to the Closing; provided, that, with respect to agreements, covenants and conditions that are qualified by materiality, the Buyers shall have performed such agreements, covenants and conditions, as so qualified, in all respects.

(c)Documents. The Buyers shall have delivered, or shall stand ready to deliver, all of the certificates, instruments, Contracts and other documents specified to be delivered by it in Section 2.3(a).

 Mutual Conditions to Closing. The respective obligations of the Buyers, the Seller and the Company to consummate the Transactions shall be subject to fulfillment at or prior to the Closing of the following conditions, any one or more of which may be waived by mutual written agreement of the Buyers and the Seller:

(a)Governmental Approvals. All applicable waiting periods (and any extensions thereof) under the HSR Act shall have expired or otherwise been terminated, and the Parties shall have received or have been deemed to have received all other necessary pre-Closing authorizations, consents, clearances, waivers and approvals of all Antitrust Authorities or

Governmental Entities in connection with the execution, delivery and performance of this Agreement and the consummation of the Transactions.

(b)Absence of Orders. No temporary, preliminary or permanent restraining Order prohibiting, enjoining, restricting or making illegal the consummation of the Transactions shall be in effect.

(c)No Proceedings. There shall not be instituted, pending or threatened in writing any Proceeding initiated by any Governmental Entity challenging or seeking to make illegal or otherwise directly or indirectly restrain or prohibit the consummation of the Transactions.

Article VIII

TERMINATION

 Grounds for Termination. This Agreement may be terminated:

(a)by either the Buyers (upon written notice from the Buyers to the Seller) or the Seller (upon written notice from the Seller to the Buyers) if the Closing shall not have occurred within three months after the date of this Agreement (the “Outside Date”); provided, that the terminating Party shall only be entitled to exercise such right of termination if the terminating Party is not then in breach of any representation, warranty, covenant or other agreement contained in this Agreement such that the conditions to Closing set forth in Article VII, as applicable, would not have been satisfied; provided, further, that, in addition to the extension rights set forth in Section 8.1(b) and Section 8.1(c), if the conditions set forth in Section 7.3(a) are not satisfied as of such date, but all of the other conditions set forth in Article VII have been satisfied or waived (other than those conditions that by their nature are to be satisfied at the Closing), either the Buyers (upon written notice from the Buyers to the Seller) or the Seller (upon written notice from the Seller to the Buyers) may elect to extend the Outside Date by up to an additional three months;

(b)by the Buyers (upon written notice from the Buyers to the Seller) if (i) there exists a breach of any representation or warranty of the Seller or the Company contained in this Agreement such that the Closing condition set forth in Section 7.1(a) would not be satisfied or (ii) the Seller or the Company shall have breached any of the covenants or agreements contained in this Agreement to be complied with by the Seller or the Company such that the Closing condition set forth in Section 7.1(b) would not be satisfied; provided, that (A) the Buyer shall not be entitled to terminate this Agreement pursuant to this Section 8.1(b) unless, in the case of the immediately preceding clauses (i) or (ii), such breach is not cured by the Seller, or the Company, as applicable, within 30 days after the Seller receives written notice of such breach from the Buyer; provided, further, that the Seller may elect by written notice to the Buyers to extend the Outside Date if and as required in order for the Seller or the Company to have a full 30 days after receipt of written notice of such breach from the Buyers within which to cure such breach; and (B) the Buyers shall not be entitled to terminate this Agreement pursuant to this Section 8.1(b) if, at the time of such termination, either of the Buyers or the Guarantor is in breach of any representation, warranty, covenant or other agreement contained in this Agreement in a manner such that the conditions to Closing set forth in Section 7.2(a) or Section 7.2(b), as applicable, would not have been satisfied;

(c)by the Seller (upon written notice from the Seller to the Buyers) if (i) there exists a breach of any representation or warranty of the Buyers or the Guarantor contained in this Agreement such that the Closing condition set forth in Section 7.2(a) would not be satisfied or (ii) the Buyers or the Guarantor shall have breached any of the covenants or agreements contained in this Agreement to be complied with by the Buyers or the Guarantor such that the Closing condition set forth in Section 7.2(b) would not be satisfied; provided, that (A) the Seller shall not be entitled to terminate this Agreement pursuant to this Section 8.1(c) unless, in the case of the immediately preceding clauses (i) or (ii), such breach is not cured by the Buyers or the Guarantor, as applicable, within 30 days after the Buyer receives written notice of such breach from the Seller; provided, further, that the Buyers may elect by written notice to the Seller to extend the Outside Date if and as required in order for the Buyers or the Guarantor to have a full 30 days after receipt of written notice of such breach from the Seller within which to cure such breach; and (B) the Seller shall not be entitled to terminate this Agreement pursuant to this Section 8.1(c) if, at the time of such termination, the Seller or the Company are in breach of any representation, warranty, covenant or other agreement contained in this Agreement in a manner such that the conditions to Closing set forth in Section 7.1(a) or Section 7.1(b), as applicable, would not have been satisfied;

(d)by either the Buyers (upon written notice from the Buyers to the Seller) or by the Seller (upon written notice from the Seller to the Buyers) if there shall be in effect a final, non-appealable Order prohibiting, enjoining, restricting or making illegal the consummation of the Transactions; or

(e)at any time prior to the Closing by mutual written agreement of the Buyers and the Seller.

 Effect of Termination. Termination of this Agreement pursuant to Section 8.1 shall terminate all obligations of the Parties, except for the obligations under Section 6.3, Section 6.5, this Section 8.2, Article IX, Article X and the Confidentiality Agreement; provided, however, that termination pursuant to Section 8.1 shall not relieve a breaching Party (whether or not the terminating Party) from any liability to any other Party resulting from any willful breach under this Agreement, unless, with respect to a termination pursuant to Section 8.1(e), the Parties have expressly waived such defaulting or breaching Party from any liability resulting from any such default or breach under this Agreement.

Article IX

INDEMNIFICATION

Section 9.1. Survival.

(a)All representations and warranties contained in this Agreement shall survive the Closing for a period of 18 months from the Closing Date; provided, that the Fundamental Representations and the representations set forth in Section 4.15 (Environmental Matters) shall survive three years from the Closing Date.

(b) The covenants and agreements contained in this Agreement or in any certificate or other document delivered pursuant to this Agreement shall survive the Closing indefinitely or for the period explicitly specified therein.

(c)The period for which a representation, warranty, covenant or agreement survives the Closing is referred to herein as the “Applicable Survival Period.” It is the express intention of the Parties that the Applicable Survival Period should modify any applicable statute of limitations. Notwithstanding any provision to the contrary contained herein, in the event notice of a claim for indemnification under Section 9.2 or Section 9.3 is given within the Applicable Survival Period, the representation, warranty, covenant or agreement that is the subject of such indemnification claim shall survive with respect to such claim until such claim is finally resolved. Claims against any Party for knowing and intentional fraud against such Party may be asserted at any time after the Closing and prior to the latest date permitted by the applicable statute of limitations.

Section 9.2. Indemnification by the Seller.

(a)Subject to the limitations set forth in this Article IX, after the Closing, the Seller shall indemnify and defend the Buyers against, and shall hold the Buyers, each of their Representatives and their Affiliates (including the Company Entities), and each of the successors and assigns of any of the foregoing (collectively, the “Buyer Indemnitees”) against, and shall hold each Buyer Indemnitee harmless from, any Losses resulting from, arising out of or incurred by such Buyer Indemnitee in connection with, or otherwise with respect to:

(i)any breach of any representation and warranty made by the Seller in Article III or the Company in Article IV;

(ii)any breach of the covenants or agreements of the Seller or the Company (and with respect to the Company, only in respect of covenants and agreements that are required to be performed prior to or contemporaneously with the Closing) contained in this Agreement;

(iii)any Closing Transaction Costs or Indebtedness of the Company outstanding as of the Closing to the extent not deducted from the Purchase Price in the determination of the Closing Payment; or

(iv)any unpaid Taxes for a Pre-Closing Tax Period of any Company Entity.

(b)The Seller shall not be liable for any Loss or Losses under Section 9.2(a) (i) unless the claim for such Loss or Losses is brought within the Applicable Survival Period, and (ii) in the case of any Loss or Losses under Section 9.2(a)(i) (other than a Loss or Losses arising from a breach of any Fundamental Representation of the Seller or the Company or knowing and intentional fraud by the Seller), if such Loss or Losses arise from a breach of a representation, warranty, covenant or agreement of the Seller or the Company, unless and until the amount of Losses arising from any matter or series of matters relating to the same underlying fact, circumstance, action or event exceeds $50,000 (“Covered Losses”), and unless and until the aggregate amount of all Covered Losses incurred by the Buyer Indemnitees exceeds $1,891,250

(the “Deductible”), and then only to the extent that such Covered Losses exceed the Deductible; provided, however, that (A) the cumulative indemnification obligations of the Seller under Section 9.2(a)(i) (other than a Loss or Losses arising from a breach of any Fundamental Representation of the Seller or the Company, a breach of Section 4.15, or knowing and intentional fraud by the Seller) shall in no event exceed $1.00 (the “Cap”), (B) the Seller shall not be liable for any Loss or Losses for breach of Section 4.15 in excess of $2,225,000 (the “Environmental Cap”) and (C) the cumulative indemnification obligations of the Seller under this Agreement shall in no event exceed the amount of the Purchase Price. For purposes of determination of whether a breach of representation has occurred (other than dollar thresholds for scheduling and other than with respect to a breach of Section 4.15) and calculating the amount of any Losses incurred in connection with a breach of any representation or warranty, any references to materiality and Material Adverse Effect shall be disregarded.

(c)In addition to the limitations set forth in Section 9.2(b), the Seller shall not be obligated to indemnify any Buyer Indemnitee under this Section 9.2 with respect to (i) any fact, event or action disclosed in the Disclosure Schedule, or (ii) any covenant or condition waived by the Buyers in writing on or prior to the Closing (but excluding any breach of a representation or warranty discovered or disclosed to Buyer prior to the Closing that was not disclosed on or prior to the date of this Agreement).

(d)Except as otherwise expressly provided for in this Agreement, each of the Buyers acknowledges and agrees that, should the Closing occur, its and each Buyer Indemnitee’s sole and exclusive remedy with respect to any and all matters arising out of, relating to or connected with this Agreement, the Company Entities and their respective assets and liabilities, the Transactions and the Purchased Interests shall be pursuant to the indemnification provisions set forth in this Article IX; provided, however, that nothing contained herein shall operate to limit (i) the Buyer Indemnitees’ ability to make a claim against any Party for knowing and intentional fraud of such Party, or (ii) any coverage available under the R&W Policy. Without limiting the generality of the foregoing, each of the Buyers acknowledges and agrees that (A) any claim or cause of action based upon, arising out of, or related to this Agreement or the Transactions may only be brought against Persons that are expressly named as Parties, and then only with respect to the specific obligations set forth herein, and (B) no Representative of either any Company Entity or the Seller shall have any liability or obligation for any of the representations, warranties, covenants, agreements, obligations or liabilities of any Party under this Agreement or of or for any Proceeding based on, in respect of, or by reason of, the Transactions (including the breach, termination or failure to consummate the Transactions), in each case whether based on Contract, tort, fraud, strict liability, other Laws or otherwise and whether by piercing the corporate veil, by a claim by or on behalf of a Party or another Person or otherwise.

(e)In addition to the other limitations set forth in this Section 9.2, with respect to any claim for indemnification by any Buyer Indemnitee with respect to any breach of any representation and warranty set forth in Section 4.15, the Seller shall have no obligation to indemnify, defend or hold harmless any Buyer Indemnitee for any Loss to the extent that any such Loss: (i) does not arise out of a requirement of an applicable Environmental Law or as a result of a Third-Party Claim against a Buyer Indemnitee, (ii) would not have arisen but for any environmental investigation, sampling or testing or disclosure (except as required by Law) to any third party (including any Governmental Entity) by or on behalf of any Buyer Indemnitee or any of their respective Affiliates, representatives, agents, successors or assigns, except to the extent such investigation, sampling, testing or disclosure was required by applicable Environmental Laws or a Governmental Entity; (iii) exceeds the cost of an appropriate cost-effective standard or remedy acceptable to applicable Governmental Entity under Environmental Laws (including engineering or institutional controls or any lesser standards resulting from any site-specific risk assessments) based on a commercial current or planned future use of the relevant facility or property; (iv) relates directly to the closure, sale, leasing, expansion, renovation, demolition or change of use of the relevant facility or property; or (v) is exacerbated by any act by a Buyer Indemnitee after the Closing Date.

(f)Without limiting the foregoing, once the Retention under the R&W Policy has been met, the Buyers shall use commercially reasonable efforts to pursue recovery under the R&W Policy prior to seeking further indemnification from the Seller pursuant to Section 9.2(a). For the avoidance of doubt, (A) nothing in this Article IX shall be deemed to limit any rights of any Buyer Indemnitee against the R&W Insurer, (B) the claims period and limitations under the R&W Policy may differ from the terms in this Agreement, but shall have no effect on the indemnification obligations of the Seller under this Agreement (or absence thereof), and (C) the R&W Policy shall give the insurer thereunder no greater rights of recovery against the Seller (by subrogation or otherwise) than provided to the Buyers under this Agreement.

Section 9.3. Indemnification by the Buyers.

(a)Subject to the limitations set forth in this Article IX, after the Closing, the Buyers shall, and shall cause the Company Entities to, severally and not jointly, indemnify, hold harmless and defend the Seller, its Representatives and Affiliates, and each of the successors and assigns of any of the foregoing (collectively, the “Seller Indemnitees”) against, and shall hold each Seller Indemnitee harmless from, any Loss resulting from, arising out of, or incurred by such Seller Indemnitee in connection with, or otherwise with respect to:

(i)any breach of any representation and warranty made by the Buyers in Article V or by the Guarantor in Section 10.13; or

(ii)any breach of any covenant or agreement of the Buyers contained in this Agreement or by the Guarantor in Section 10.13.

(b)The Buyers shall not be liable for any Loss or Losses under Section 9.3(a), as applicable, (i) unless the claim for such Loss or Losses is brought within the Applicable Survival Period, and (ii) in the case of any Loss or Losses under Section 9.3(a)(i) (other than a Loss or Losses arising from a breach of any Fundamental Representation of the Buyers or the Guarantor or knowing and intentional fraud by the Buyers or the Guarantor), if such Loss or Losses arise from a breach of a representation, warranty, covenant or agreement of the Buyers or the Guarantor, unless and until the amount of Losses arising from any matter or series of matters relating to the same underlying fact, circumstance, action or event exceeds the Covered Losses, and unless and until the aggregate amount of all Losses incurred by the Seller Indemnitees exceeds the Deductible, and then only to the extent that such Losses exceed the Deductible; provided, however, that the cumulative indemnification obligations of the Buyers under all provisions of this Article IX shall in no event exceed the Purchase Price. Any inaccuracy in or breach of any representation or warranty shall be determined without regard to any materiality, Material Adverse Effect or other similar qualification contained in or otherwise applicable to such representation or warranty.

(c)In addition to the limitations set forth in Section 9.3(b), the Buyers shall not be obligated to indemnify any Seller Indemnitee under this Section 9.3 with respect to any covenant or condition waived by the Seller in writing on or prior to the Closing.

(d)Except as otherwise expressly provided for in this Agreement, the Seller acknowledges and agrees that, should the Closing occur, its and each Seller Indemnitee’s sole and exclusive remedy with respect to any and all matters arising out of, relating to or connected with this Agreement and the Transactions shall be pursuant to the indemnification provisions set forth in this Article IX; provided, that nothing contained herein shall operate to limit the Seller Indemnitees’ ability to make a claim against any Party for knowing and intentional fraud of such Party.

Section 9.4. Indemnification Procedure for Third-Party Claims.

(a)In the event that any claim or demand, or other circumstance or state of facts that could give rise to any claim or demand, for which an Indemnitor may be liable to an Indemnitee under this Agreement, is asserted or sought to be collected by a Person or Governmental Entity who is not a Party or an Affiliate thereof (a “Third-Party Claim”), the Indemnitee shall notify the Indemnitor in writing of such Third-Party Claim (a “Notice of Claim”) as promptly as practicable; provided, however, that a failure or delay by an Indemnitee to provide a Notice of Claim as promptly as practicable shall not affect the rights or obligations of such Indemnitee unless the Indemnitor shall have been prejudiced as a result of such failure or delay. The Notice of Claim shall (i) state that the Indemnitee has paid or properly accrued Losses or anticipates that it will incur liability for Losses for which such Indemnitee is entitled to indemnification pursuant to this Agreement, and (ii) specify in reasonable detail, as applicable, each individual item of Loss included in the amount so stated, the date such item was paid or properly accrued, the basis for any anticipated Loss and the nature of the misrepresentation, breach of warranty, breach of covenant or claim to which each such item is related and the computation of the amount to which such Indemnitee claims to be entitled under this Agreement. The Indemnitee shall enclose with the Notice of Claim a copy of all papers served with respect to such Third-Party Claim, if any, and any other documents evidencing such Third-Party Claim. The Indemnitee will reasonably cooperate and assist the Indemnitor in determining the validity of any claim for indemnity by the Indemnitee and in otherwise resolving such matters. Such assistance and cooperation will include providing reasonable access to, and copies of, information, records and documents relating to such matters, furnishing employees to assist in the investigation, defense and resolution of such matters and providing legal and business assistance with respect to such matters, in each case without expense (other than reimbursement of actual out-of-pocket expenses).

(b)The Indemnitor shall have the right, but not the obligation, to assume the defense or prosecution of such Third-Party Claim and any litigation resulting therefrom with counsel of its choice and at its sole cost and expense (a “Third-Party Defense”) by providing written notice of such assumption to the Indemnitee within 30 days following delivery of the Notice of Claim; provided, that if the Indemnitor is the Seller, such Indemnitor shall not have the right to defend or direct any such Third-Party Defense that (x) is asserted directly by or on behalf of a Person that is a supplier or customer of the Company, or (y) seeks an injunction or other equitable relief against the Indemnitee. If the Indemnitor assumes the Third-Party Defense in accordance with this Agreement, (i) the Indemnitee may retain separate co-counsel at its sole cost and expense and participate in the defense of the Third-Party Claim, but the Indemnitor shall control the investigation, defense and settlement thereof; provided, that if in the reasonable opinion of counsel to the Indemnitee, (A) there are legal defenses available to an Indemnitee that are different from or additional to those available to the Indemnitor, or (B) there exists a conflict of interest between the Indemnitor and the Indemnitee that cannot be waived, the Indemnitor shall be liable for the reasonable fees and expenses of counsel to the Indemnitee in each jurisdiction for which the Indemnitee determines counsel is required; (ii) the Indemnitee will not file any papers or consent to the entry of any judgment or enter into any settlement with respect to the Third-Party Claim without the prior written consent of the Indemnitor; and (iii) the Indemnitor will not consent to the entry of any judgment or enter into any settlement with respect to the Third-Party Claim to the extent such judgment or settlement provides for non-monetary or equitable relief, performance obligations, or monetary relief in excess of the Cap without the prior written consent of the Indemnitee. The Parties will use their commercially reasonable efforts to minimize Losses from Third-Party Claims and will act in good faith in responding to, defending against, settling or otherwise dealing with such claims. The Parties will also cooperate in any such defense and give each other reasonable access to all information relevant thereto. Whether or not the Indemnitor has assumed the Third-Party Defense, any settlement entered into or any judgment that was consented to without the Indemnitor’s prior written consent shall not be determinative of the amount of Losses relating to such matter.

(c)If the Indemnitor does not assume the Third-Party Defense, the Indemnitee will be entitled to assume the Third-Party Defense and seek indemnification for any and all Losses based upon, arising from or relating to such Third-Party Claim and Third-Party Defense if the Indemnitee incurs a Loss with respect to the matter in question for which the Indemnitee is entitled to indemnification pursuant to Section 9.2 or Section 9.3, as applicable, at the expense of the Indemnitor, upon delivery of notice to such effect to the Indemnitor; provided, however, that the Indemnitor shall have the right to participate in the Third-Party Defense at its sole cost and expense, but the Indemnitee shall control the investigation, defense and settlement thereof.

(d)To the extent that Section 6.8(e) (with respect to Tax Proceedings) applies to any Third-Party Claim, Section 6.8(e), and not this Section 9.4, shall govern.

 Indemnification Procedures for Non-Third-Party Claims. The Indemnitee shall notify the Indemnitor in writing as promptly as practicable following its discovery of any matter for which the Indemnitee may seek indemnification pursuant to this Article IX that does not involve a Third-Party Claim. Such notice shall (a) state that the Indemnitee has paid or properly accrued Losses or anticipates that it will incur liability for Losses for which such Indemnitee is entitled to indemnification pursuant to this Agreement, and (b) specify in reasonable detail, as applicable, each individual item of Loss included in the amount so stated, the date such item was paid or properly accrued, the basis for any anticipated liability and the nature of the misrepresentation, breach of warranty, breach of covenant or claim to which each such item is related and the computation of the amount to which such Indemnitee claims to be entitled under this Agreement; provided, however, that a failure or delay by an Indemnitee to provide such notice as promptly as practicable shall not affect the rights or obligations of such Indemnitee unless the Indemnitor shall have been prejudiced as a result of such failure or delay. If the Indemnitor does not acknowledge in writing its obligation to indemnify the Indemnitee with respect to such Losses within 30 days following delivery of the Notice of Claim, the Indemnitor will be deemed to have rejected such claim, in which event the Indemnitee will be free to pursue such remedies as may be available under this Agreement. The Indemnitee will reasonably cooperate and assist the Indemnitor in determining the validity of any claim for indemnity by the Indemnitee and in otherwise resolving such matters. Such assistance and cooperation will include providing reasonable access to, and copies of, information, records and documents relating to such matters, furnishing employees to assist in the investigation, defense and resolution of such matters and providing legal and business assistance with respect to such matters, in each case without expense (other than reimbursement of actual out-of-pocket expenses).

Section 9.6. Calculation of Indemnity Payments.

(a)Each Indemnitee shall use its commercially reasonable efforts to pursue and collect on any recovery available under any insurance policies (including the R&W Policy). The amount of Losses payable under this Article IX by the Indemnitor shall be reduced by any and all amounts recovered by the Indemnitee under applicable insurance policies (including the R&W Policy) or from any other Person alleged to be responsible therefor. If the Indemnitee receives any amounts under applicable insurance policies (including the R&W Policy) or from any other Person alleged to be responsible for any Losses subsequent to an indemnification payment by the Indemnitor, then such Indemnitee shall promptly reimburse the Indemnitor for any payment made or expense incurred by such Indemnitor in connection with providing such indemnification up to the amount received by the Indemnitee, net of any expenses incurred by such Indemnitee in collecting such amount.

 Indemnification Payments.

(a)Once a Loss is agreed to by the Indemnitor or finally adjudicated to be payable pursuant to this Article IX, the Indemnitor shall satisfy its obligations within 15 Business Days of such final, non-appealable adjudication by wire transfer of immediately available funds subject to Section 9.7(b). The Parties agree that should an Indemnitor not make full payment of any such obligations within such 15 Business Day period, any amount payable shall accrue interest from and including the date of agreement of the Indemnitor or final, non-appealable adjudication to and including the date such payment has been made at a rate per annum equal to 4%. Such interest shall be calculated daily on the basis of a 365 day year and the actual number of days elapsed.

(b)To the extent that any Buyer Indemnitee is entitled to indemnification payments pursuant to this Agreement, such indemnification payments shall be satisfied in the following manner (as applicable):

(i)first, borne by the Buyer, up to the amount of the Deductible;

(ii)second, borne by the Buyer, up to the amount of $1,891,249;

(iii)third, from the Seller, up to the amount of the Cap;

(iv)fourth, from the R&W Policy, if applicable, until the R&W Policy limits have been exhausted;

(v)fifth, solely with respect to a Loss or Losses that are not subject to the Cap, then from the Escrow Fund, subject to the applicable limitations set forth in this Article IX; and

(vi)sixth, solely with respect to a Loss or Losses that are not subject to the Cap, then from the Seller, subject to the applicable limitations set forth in this Article IX.

(c)Following the Closing, the Seller and the Buyer agree to:

(i)retain the Escrow Amount in the Escrow Fund for 18 months following the Closing Date, after which the Seller and the Buyer shall authorize the release of any funds in excess of $2,500,000 from the Escrow Fund to such account(s) designated by the Seller; and

(ii) retain the remaining $2,500,000 in the Escrow Fund for 36 months following the Closing Date, after which the Seller and the Buyer shall authorize the release of any funds remaining in the Escrow Fund to such account(s) designated by the Seller.

 Characterization of Indemnification Payments. Except as otherwise required by applicable Law, the Parties shall treat any payment made pursuant to this Article IX as an adjustment to the Purchase Price, and the Parties shall treat any such payments as such for all applicable Tax purposes.

 Assignment of Claims. Subject to the R&W Policy, if any Indemnitee receives any indemnification payment pursuant to this Article IX, at the election of the Indemnitor, such Indemnitee shall assign to the Indemnitor all of its claims for recovery against third Persons as to such Losses, whether by insurance coverage, contribution claims, subrogation or otherwise.

Article X

MISCELLANEOUS

 Notices. Any notice, request, demand, waiver, consent, approval or other communication that is required or permitted under this Agreement shall be in writing and shall be deemed given: (a) on the date established by the sender as having been delivered personally, (b) on the date delivered by a private courier as established by the sender by evidence obtained from the courier, (c) on the date sent by email, provided that the sender sends a confirming copy of such notice on the same day by a nationally recognized overnight courier service (costs prepaid), or (d) on the fifth Business Day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such notices, to be valid, must be addressed as follows:

(a)if to the Buyers, the Guarantor or the Company (following the Closing), to:

Trinseo US Holding, Inc.
1000 Chesterbrook Boulevard

Suite 300

Berwyn, PA, 19317 U.S.A.
Attention: Angelo N. Chaclas
Email: chaclas@trinseo.com

Trinseo Europe GmbH
1000 Chesterbrook Boulevard

Suite 300

Berwyn, PA, 19317 U.S.A.
Attention: Angelo N. Chaclas
Email: chaclas@trinseo.com

with a required copy (which shall not constitute notice) to:

Reed Smith LLP

Reed Smith Centre

225 Fifth Avenue

Pittsburgh, PA 15222
Attention: Ronald L. Francis, Esq.
Email: RFrancis@ReedSmith.com

(b)if to the Seller or the Company (prior to the Closing), to:

c/o SK AA Holdings, LLC

1515 N Federal Highway

Suite 405

Boca Raton, FL 33432
Attention: Barry Siadat and Jamshid Keynejad
Email: jkenejad@falconph.com

bsiadat@falconph.com

with a required copy (which shall not constitute notice) to:

Morgan, Lewis & Bockius LLP
502 Carnegie Center

Princeton, NJ 08540

Attention: Steven M. Cohen, Esq.

Email: steven.cohen@morganlewis.com

or to such other address or to the attention of such Person or Persons as the recipient Party has specified by prior written notice in the manner set forth in this Section 10.1 to the sending Party (or in the case of counsel, to such other readily ascertainable business address as such counsel may maintain from and after the date of this Agreement). If more than one method for sending notice as set forth above is used, the earliest notice date established as set forth above shall control.

 Severability. If any provision of this Agreement is held to be illegal, invalid or unenforceable under any present or future Law, (a) such provision will be fully severable, (b) this Agreement will be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part of this Agreement, (c) the remaining provisions of this Agreement will remain in full force and effect and will not be affected by the illegal, invalid or unenforceable provision or by its severance from and after the date of this Agreement and (d) the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the Transactions be consummated as originally contemplated to the greatest extent possible.

 Entire Agreement; Third-Party Beneficiaries.

(a)This Agreement, the Appendices, Schedules, Exhibits and the other documents, instruments and agreements specifically referred to in this Agreement or therein or delivered pursuant to this Agreement or thereto set forth the entire understanding of the Parties with respect to the Transactions. Any and all previous agreements and understandings between or among the Parties regarding the subject matter of this Agreement, whether written or oral, are superseded by this Agreement, except for the Confidentiality Agreement.

(b)The terms and provisions of this Agreement are intended solely for the benefit of the Parties and their respective successors and permitted assigns. This Agreement will not confer, and it is not the intention of the Parties for this Agreement to confer, any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns, other than: (i) Section 6.10 and Section 6.12, which will be for the benefit of the Persons set forth therein, and any such Person will have the rights provided for therein, and (ii) this Article IX in respect of the Sections set forth under the immediately preceding clause (i).

 Governing Law. This Agreement, the Appendices, Exhibits and Schedules to this Agreement, the Transactions and the other transactions contemplated thereby (whether sounding at law or in equity, in contract, in tort or otherwise) shall be governed by and interpreted and enforced in accordance with the Laws of the State of Delaware, without giving effect to any choice of Law or conflict of Laws rules or provisions (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware.

 Consent to Jurisdiction; Waiver of Jury Trial. Except as provided in Section 2.4(d) and Section 2.6, each Party irrevocably submits to the exclusive jurisdiction of the Court of Chancery located in Wilmington, Delaware or, if such court does not have subject matter jurisdiction, any other state or federal court located in Wilmington, Delaware for the purposes of any Proceeding arising out of this Agreement, the Transactions or the other transactions contemplated by any of the foregoing, and irrevocably agrees to commence and litigate any such Proceeding only in such courts. Each Party further agrees that service of any process, summons, notice or document in accordance with Section 10.1 shall be effective service of process, summons, notice or documents for any such Proceeding. Nothing in this Agreement shall in any way be deemed to limit the ability of either Party to serve any such process, summons, notice or document in any other manner permitted by applicable Law. Each Party hereby (a) irrevocably and unconditionally waives any objection to the laying of venue of any Proceeding arising out of this Agreement or the consummation of the Transactions in such courts, (b) irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such Proceeding brought in any such court has been brought in an inconvenient forum, and (c) irrevocably and unconditionally agrees to be bound by any judgment rendered by any such court. EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE TRANSACTIONS, THE OTHER TRANSACTIONS CONTEMPLATED BY ANY OF THE FOREGOING OR THE ACTIONS, INCLUDING COUNTERCLAIMS, OF THE PARTY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT OF THIS AGREEMENT OR THEREOF.

 Right to Specific Performance.

(a)The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, such injunction or injunctions being in addition to any other remedy to which such Party is entitled at law, in equity, in contract, in tort or otherwise.

(b)The Parties hereby agree not to raise any objections to the availability of the equitable remedy of specific performance to prevent or restrain breaches of this Agreement by the Parties, as applicable, and to specifically enforce the terms and provisions of this Agreement to prevent breaches or threatened breaches of, or to enforce compliance with, the respective covenants and obligations of the Parties under this Agreement, all in accordance with the terms of this Section 10.6.

(c)No Party shall be required to provide any evidence of irreparable harm or bond or other security in connection with seeking an injunction or injunctions to prevent breaches of this Agreement or to specifically enforce the terms and provisions of this Agreement.

 Assignment. Neither this Agreement nor any of the rights or obligations under this Agreement shall be assigned by any of the Parties without the prior written consent of (a) the Buyers, in the case of an assignment by the Seller or any Company Entity (prior to the Closing), and (b) the Seller, in the case of an assignment by the Buyers, the Guarantor or a Company Entity (following the Closing). Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the Parties and their respective successors and permitted assigns. Any attempted assignment in violation of the terms of this Section 10.7 shall be null and void, ab initio.

 Headings. All headings contained in this Agreement are for convenience of reference only, do not form a part of this Agreement and shall not affect in any way the meaning or interpretation of this Agreement.

 Construction. For the purposes of this Agreement, except as otherwise expressly provided in this Agreement or unless the context otherwise requires: (a) the meaning assigned to each term defined in this Agreement shall be equally applicable to both the singular and the plural forms of such term and vice versa, and words denoting either gender shall include both genders as the context requires; (b) where a word or phrase is defined in this Agreement, each of its other grammatical forms shall have a corresponding meaning; (c) the terms “hereof”, “herein”, “hereunder”, “hereby” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement; (d) when a reference is made in this Agreement to an Article, Section, subsection, paragraph, Exhibit, Schedule or other attachment, such reference is to an Article, Section, subsection, paragraph, Exhibit, Schedule or other attachment to this Agreement unless otherwise specified, and a reference to a subsection without further reference to a Section is a reference to such subsection as contained in the same Section in which the reference appears; (e) unless otherwise specified, the word “include”, “includes” and “including” when used in this Agreement shall be deemed to be followed by the words “without limitation”, and the rule known as ejusdem generis shall not be applicable to limit a general statement, followed by or referable to an enumeration of specific matters, to matters similar to those specifically mentioned; (f) a reference to any Party to this Agreement or any other agreement or document shall include such Party’s predecessors, successors and permitted assigns; (g) all accounting terms used and not defined in this Agreement have the respective meanings given to them under GAAP; (h) any event, the scheduled occurrence of which would fall on a day that is not a Business Day, shall be deferred until the next succeeding Business Day; (i) any statement in this Agreement to the effect that any information, document or other material has been “made available” by the Seller or the Company shall mean such information, document or material was included in and available prior to the Closing in the Data Room; (j) all references to “dollars” or “$” or “US$” in this Agreement shall refer to United States dollars, which is the currency used for all purposes in this Agreement; (k) the word “or” shall be disjunctive and not exclusive; (l) reference to any Law means such Law, as amended, modified, codified, replaced or reenacted from time to time, and all rules and regulations promulgated thereunder; and (m) as used in respect of any Company Entity, the term “material” means material to the Company Entities taken as a whole (including their properties, results of operations or financial condition). The Parties have participated jointly in the negotiation and drafting of this Agreement, and any rule of construction or interpretation otherwise requiring this Agreement to be construed or interpreted against any Party by virtue of the authorship of this Agreement shall not apply to the construction and interpretation of this Agreement.

 Amendments and Waivers. This Agreement may not be amended, supplemented or modified except by an instrument in writing signed on behalf of the Buyer and the Seller. Any term or condition of this Agreement may be waived at any time in a written instrument duly executed by the Party that is entitled to the benefit of such term or condition; provided, that (a) the Seller may waive any such term or condition on behalf of the Company (prior to the Closing), and (b) the Buyer may waive any such term or condition on behalf the Buyers, the Guarantor or the Company (following the Closing). No waiver by any Party of any term or condition of this Agreement, in any one or more instances, shall be deemed to be or construed as a waiver of the same or any other term or condition of this Agreement on any prior or future occasion or affect in any way any rights arising by virtue of any such prior or future occasion.

  Appendices, Schedules and Exhibits. Except as otherwise provided in this Agreement, all Appendices, Exhibits and Schedules referred to in this Agreement are intended to be and hereby are made a part of this Agreement. The Disclosure Schedule has been arranged in sections corresponding to the Sections of this Agreement. Certain information set forth in the Disclosure Schedule is or may be included solely for informational purposes, is not an admission of liability with respect to the matters covered by the information, and may not be required to be disclosed pursuant to this Agreement.

 Counterparts. This Agreement, and the other documents, agreements and instruments to be delivered in connection with this Agreement, may be executed in counterparts, and any Party may execute any such counterpart, each of which when executed and delivered shall be deemed to be an original and all of which counterparts taken together shall constitute but one and the same instrument. This Agreement shall become effective when each Party shall have received a counterpart of this Agreement signed by the other Parties. The Parties agree that the delivery of this Agreement, and the other documents, agreements and instruments to be delivered in connection with this Agreement, may be effected by means of an exchange of electronically transmitted signatures (including by electronic mail in .pdf format).

Section 10.13. Guarantee.

(a)The Guarantor hereby absolutely, unconditionally and irrevocably guarantees (the “Guarantee”) to the Seller the due and punctual performance of all of the Buyer’s obligations under this Agreement, including the payment of the Purchase Price pursuant to Article II and satisfaction of all other payments required by this Agreement (the “Guaranteed Obligations”). Should the Buyer default in the discharge or performance of all or any portion of the Guaranteed Obligations, the obligations of the Guarantor under this Agreement shall become immediately due and, if applicable, payable.

(b)The Guarantor represents and warrants to the Seller and the Company as follows: (i) the Guarantor is in good standing under the Laws of the State of Luxembourg, (ii) the Guarantor has all requisite corporate power and authority to execute and deliver this Agreement, and to perform its obligations under this Agreement, including to perform its obligation under this Agreement to pay, when and if due, the Guaranteed Obligations, (iii) the execution, delivery and performance by the Guarantor of this Agreement, and the performance by the Guarantor of its obligations under this Agreement, have been duly authorized by all necessary corporate action on the part of the Guarantor, and no other corporate action is necessary on the part of the Guarantor to authorize this Agreement or the performance of its obligations under this Agreement and (iv) this Agreement has been duly executed and delivered by the Guarantor, and, assuming the due authorization, execution and delivery by the Seller and the Company, this Agreement constitutes a valid, binding and enforceable of the Guarantor, enforceable against the Guarantor, in accordance with its terms, except as limited by (A) bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar Laws relating to creditors’ rights generally and (B) general principles of equity, whether such enforceability is considered in a Proceeding in equity or at law.

(c)There are no Proceedings pending or, to the Knowledge of the Guarantor, threatened in writing against the Guarantor, and the Guarantor is not subject to any outstanding Orders, in each case, that (i) challenge or seek to enjoin, alter or materially delay the Transactions or (ii) could adversely affect the Guarantor’s ability to perform its obligations under this Agreement.

(d)The liability of the Guarantor under the Guarantee shall, to the fullest extent permitted under applicable Law, be absolute and unconditional, irrespective of: (i) any release or discharge of any obligation of the Buyers under this Agreement resulting from any change in the corporate existence, structure or ownership of the Buyer, or any insolvency, bankruptcy, reorganization or other similar Proceeding affecting the Buyers or any of their assets; (ii) any amendment or modification of this Agreement, or any change in the manner, place or terms of payment or performance of the Guaranteed Obligations or any other obligation of the Buyer under this Agreement, or any change or extension of the time of payment or performance of, alteration of, the Guaranteed Obligations or any other obligation of the Buyer under this Agreement, any liability incurred directly or indirectly in respect thereof, or any amendment or waiver of, or any consent to, any departure from the terms of this Agreement or the documents entered into in connection with this Agreement; or (iii) any other act or omission that may or might in any manner or to any extent vary the risk of the Guarantor or otherwise operate as a discharge of the Guarantor as a matter of Law or equity, other than any defenses under this Agreement available to the Buyers. The Guarantor hereby waives any and all notice of the creation, extension or accrual of the Guaranteed Obligations under the Guarantee and notice of or proof of reliance by the Seller upon the Guarantee or acceptance of the Guarantee. The Guaranteed Obligations under the Guarantee shall conclusively be deemed to have been created, contracted or incurred in reliance upon the Guarantee, and all dealings between the Guarantor and the Seller shall likewise be conclusively presumed to have been had or consummated in reliance upon the Guarantee. The Seller shall not be obligated to file any claim relating to the Guaranteed Obligations in the event that the Buyers or Guarantor becomes subject to a bankruptcy, reorganization or similar Proceeding, and the failure of the Seller to so file shall not affect the Guarantor’s obligations under this Agreement. In the event that any payment to the Seller in respect of the Guaranteed Obligations is rescinded or must otherwise be returned for any reason whatsoever, the Guarantor shall remain liable under this Agreement with respect to the Guaranteed Obligations as if such payment had not been made. The Guarantor irrevocably waives acceptance, presentment, demand, protest and any notice in respect of the Guarantee not provided for in this Agreement. So long as the Guarantee remains in full force and effect, in the event the Guarantor or any of its successors or assigns (A) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity in such consolidation or merger or (B) transfers all or substantially all of its properties and assets to any Person, then, and in either such case, proper provision shall be made so that the successors and assigns of the Guarantor shall assume the obligations set forth in this Section 10.13. The Guarantor may not exercise any rights of subrogation or contribution, whether arising by contract or operation of law (including, without limitation, any such right arising under bankruptcy or insolvency Laws) or otherwise, by reason of any payment by it in respect of the Guarantee unless and until the Guaranteed Obligations have been satisfied in full. The Guarantor has, and until the Buyer has satisfied all of its obligations under this Agreement will have capital or available capital commitments which together are sufficient to enable it to satisfy its obligations under this Section 10.13.

(e)The Guarantee shall remain in full force and effect and shall be binding on the Guarantor until the Buyers have satisfied all of their obligations under this Agreement. Upon the termination of this Agreement pursuant to Section 8.1, the Guarantee shall survive in full force and effect and shall be binding on the Guarantor until the later of (i) 90 days from the date of such termination and (ii) the final, non-appealable and conclusive resolution of any and all claims brought under this Agreement.

 Buyer Representative. The IP Buyer irrevocably appoints the Buyer to act as the IP Buyer’s true and lawful attorney-in-fact with full power of substitution to do on behalf of the IP Buyer any and all things, including executing any and all documents, which may be necessary, convenient or appropriate to facilitate the consummation of the transactions contemplated by this Agreement and the Ancillary Documents, including: (i) receiving and disbursing payments to be made hereunder; (ii) receiving notices and communications pursuant to this Agreement and the Ancillary Documents; (iii) administering this Agreement and the Ancillary Documents, including the initiation and resolution of any disputes or claims; (iv) making determinations to settle any dispute with respect to the purchase price adjustments contemplated by Section 2.4; (v) making determinations to terminate with respect to Article VIII; (vi) resolving, settling or compromising claims for indemnification asserted against the Buyers pursuant to Article IX; (vii) agreeing to amendments of this Agreement, waivers of conditions and obligations under this Agreement and the Ancillary Documents; (viii) asserting claims for or defending claims of indemnification under Article IX and resolving, settling or compromising any such claim; (ix) retaining reserves for expenses and potential Losses; and (x) taking any other actions of the Buyers under this Agreement and the Ancillary Documents. A decision, act, consent or instruction of the Buyer shall constitute a decision for all Buyers under this Agreement, the other Ancillary Documents and the transactions contemplated hereby and thereby, and shall be final, binding and conclusive upon the Buyers, and the Seller, its Affiliates and Representatives may rely upon any such decision, act, consent or instruction of the Buyer as being the decision, act, consent or instruction of the Buyers (without investigation). Any payment by the Buyer to the Seller under this Agreement or any other Ancillary Documents will be considered a payment by the Buyers to the Seller or the Company, as applicable. The appointment of the Buyer is coupled with an interest and will be irrevocable by the IP Buyer in any manner or for any reason. This power of attorney will not be affected by the disability or incapacity of the principal pursuant to any applicable Law.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed as of the day and year first above written.

BUYER:

TRINSEO US HOLDING, INC.

By: Frank A. Bozich

Name:Frank A. Bozich
Title: President and Chief Executive Officer

IP BUYER:

TRINSEO EUROPE GMBH

By: Frank A. Bozich

Name:Frank A. Bozich
Title: Authorized Signatory

GUARANTOR:

TRINSEO S.A.

By: /s/ Frank A. Bozich

Name:Frank A. Bozich
Title: Director and Authorized Signatory

Signature Page to Purchase and Sale Agreement

COMPANY:

ARISTECH SURFACES LLC

By: /s/ Michael Gilbert

Name: Michael Gilbert
Title:Chief Executive Officer

SELLER:

SK AA HOLDINGS, LLC

By:  SK Second Reserve, LP,

its Manager

By:  SK Capital Investment, LLC,

its General Partner

By:  SK Partners, LLC,

its Managing Member

By: /s/ Barry Siadat

Name:  Barry Siadat

Title: Manager

Signature Page to Purchase and Sale Agreement

Appendix A

Definitions

When used in this Agreement, the following terms have the meanings assigned to them in this Section:

“Accounting Principles” means the accounting methodologies, principles and procedures set forth on Schedule B.

“Accounts Receivable” means the amounts owing to the Company Entities as of the Closing Date for goods sold or services rendered prior to the Closing, whether or not the Company Entities have submitted an invoice for such goods or services, or for goods to be sold or services to be provided after the Closing for which the Company Entities have submitted an invoice, in each case, (a) net of all trade and customary allowances, and (b) together with the full benefit of any security interest of any Company Entity therein and any claim, remedy or other right related to the foregoing.

“Additional D&O Provider” has the meaning set forth in Section 6.12(a).

“Affiliate” of any Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with such first Person. For purposes of this definition, “control” (including the terms “controlled by” and “under common control with”) of a Person means the power to, directly or indirectly, direct or cause the direction of the management and policies of such Person whether through ownership of voting securities or other ownership interests, by Contract or otherwise, including, with respect to a corporation, partnership or limited liability company, the direct or indirect ownership of more than 50% of the voting securities in such corporation or of the voting interest in a partnership or limited liability company. For the avoidance of doubt, the Company Entities shall be considered Affiliates of (a) the Seller prior to the Closing and (b) the Buyer following the Closing.

“Agreement” has the meaning set forth in the preamble to this Agreement.

“Allocation” has the meaning set forth in Section 2.6.

“Ancillary Documents” means the Assignment and the Escrow Agreement.

“Annual Financial Statements” has the meaning set forth in Section 4.6.

“Antitrust Authorities” means the Federal Trade Commission, the Antitrust Division of the United States Department of Justice, the attorneys general of the several states of the United States and any other Governmental Entity having jurisdiction with respect to the Transactions pursuant to applicable Antitrust Laws.

“Antitrust Laws” means the Sherman Act, as amended, the Clayton Act, as amended, the HSR Act, the Federal Trade Commission Act, as amended and all other applicable merger control, competition, antitrust or foreign investment Laws issued by a Governmental Entity that are

Appendix A-1

designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition.

“Applicable Survival Period” has the meaning set forth in Section 9.1(c).

“Assignment” has the meaning set forth in Section 2.3(b)(i).

“Balance Sheet Date” has the meaning set forth in Section 4.6.

“Base Purchase Price” has the meaning set forth in Section 2.1.

“Benefit Plan” means any “employee benefit plan” as defined in ERISA Section 3(3), including any “multiemployer plan” as defined in ERISA Section 3(3), and any other retirement, profit sharing, welfare, Code Section 125 cafeteria, disability, insurance coverage, bonus, incentive compensation, deferred compensation, change in control, equity or equity based benefit, fringe benefit, employee assistance, tuition or scholarship, vacation, sick or paid-time off, retention, layoff, or severance plan, program, policy or other arrangement, whether or not subject to ERISA, and in each case whether or not reduced to writing and regardless of whether such plan, program, policy or other arrangement is funded or unfunded.

“Business Day” means any day, other than Saturday, Sunday or any other day on which banks located in the State of New York or Switzerland are authorized or required to close.

“Buyer” has the meaning set forth in the preamble to this Agreement.

“Buyer Indemnitees” has the meaning set forth in Section 9.2(a).

“Buyer Parties” means the Buyer, its Representatives and its Affiliates (including, post-Closing, the Company Entities), and each of their respective Related Parties, and each of the successors and assigns of any of the foregoing.

“Buyers” has the meaning set forth in the preamble to this Agreement.

“Cap” has the meaning set forth in Section 9.2(b).

“Capital Interest” has the meaning set forth in this Appendix A under the term “Equity Securities”.

“CBA” means the Agreement, dated as of February 1, 2018, by and between Aristech Surfaces LLC and International Chemical Workers Union Council/UFCW.

“CC&Rs” has the meaning set forth in Section 4.12(d).

“Closing” has the meaning set forth in Section 2.2.

“Closing Amounts” means the Closing Working Capital, the Closing Cash, the Closing Indebtedness and the Closing Transaction Costs.

Appendix A-2

“Closing Cash” means, as of 12:01 a.m. Eastern Time on the Closing Date, the aggregate amount of Company Cash, excluding any amounts taken into account in calculating any other Closing Amount.

“Closing Date” has the meaning set forth in Section 2.2.

“Closing Indebtedness” means, the aggregate amount of Company Indebtedness incurred prior to and outstanding immediately prior to the actual time of Closing (regardless of the specific time that the Closing is deemed to have occurred), excluding any amounts taken into account in calculating any other Closing Amount.

“Closing Payment” means an amount equal to (a) the Base Purchase Price, plus (b) an amount (which may be positive or negative) equal to (i) the Estimated Closing Working Capital, minus (ii) the Target Working Capital, plus (c) the Estimated Closing Cash, minus (d) the Estimated Closing Indebtedness, minus (e) the Estimated Closing Transaction Costs, minus (f) the Escrow Amount.

“Closing Statement” has the meaning set forth in Section 2.4(b).

“Closing Transaction Costs” means the aggregate amount of Transaction Costs that remain unpaid, excluding any amounts taken into account in calculating any other Closing Amount.

“Closing Working Capital” means, as of 12:01 a.m. Eastern Time on the Closing Date, (a) the aggregate amount of Current Assets, minus (b) the aggregate amount of Current Liabilities, in each case, (i) as calculated in accordance with the Accounting Principles and (ii) excluding any amounts taken into account in calculating any other Closing Amount.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company” has the meaning set forth in the preamble to this Agreement.

“Company Benefit Plans” has the meaning set forth in Section 4.13(a).

“Company Cash” means, with respect to the Company Entities, all cash and cash equivalents, including checks, money orders, marketable securities, short-term instruments, negotiable instruments, funds in time and demand deposits or similar accounts on hand, in lock boxes, in financial institutions or elsewhere, together with all accrued but unpaid interest thereon, and all bank, brokerage or other similar accounts. For the avoidance of doubt, Company Cash as of any given time shall (a) exclude the amount of any checks, drafts and wires issued as of such time that have not yet cleared, (b) include any deposits (other than those excluded pursuant to (c) below) in transit as of such time that have not yet cleared and (c) exclude customer deposits and cash received for product not yet shipped by the Company to its customers. To the extent such adjustments shall cause the Final Closing Cash to be less than zero, such adjustments shall be reductions from (rather than additions to) the Base Purchase Price.

“Company Entity” means the Company and each Company Subsidiary.

Appendix A-3

“Company Indebtedness” means all Indebtedness of the Company Entities.

“Company Subsidiary” means each Subsidiary of each of the Company.

“Company Trade Secrets” has the meaning set forth in Section 4.18(a).

“Confidentiality Agreement” means that certain Confidentiality and Nondisclosure Agreement, dated as of April 28, 2021, by Trinseo LLC.

“Continuation Period” has the meaning set forth in Section 6.11(a).

“Continuing Employees” has the meaning set forth in Section 6.11(b).

“Contract” means any written contract, lease, license, indenture, undertaking or other agreement that is legally binding.

“Covered Losses” has the meaning set forth in Section 9.2(b).

“Current Assets” means, without duplication, only those line items shown on Schedule B as current assets of the Company Entities (and, for the avoidance of doubt, excluding cash) and as determined in accordance with the Accounting Principles.

“Current Liabilities” means, without duplication, only those line items shown on Schedule B as current liabilities of the Company Entities and as determined in accordance with the Accounting Principles.

“D&O Indemnified Party” has the meaning set forth in Section 6.12(a).

“D&O Tail” has the meaning set forth in Section 6.12(b).

“Data Room” has the meaning set forth in Section 4.11(b).

“Deductible” has the meaning set forth in Section 9.2(b).

“Disclosure Schedule” has the meaning set forth in the lead in to Article III.

“EAR” has the meaning set forth in Section 4.10(e).

“Employee” means any employee of any Company Entity as of the applicable date of determination.

“Employee Payment” has the meaning set forth in Section 2.3(c).

“Environmental Cap” has the meaning set forth in Section 9.2(b).

“Environmental Law” means any applicable Law relating to the protection of the environment or the protection of worker safety or human health or the regulation of any chemical substance or product, including those laws related to exposure to Hazardous Substances, in each case as in effect as of the applicable date of determination.

Appendix A-4

“Environmental Permits” has the meaning set forth in Section 4.15.

“Equity Securities” means (a) capital stock, partnership or membership interests or units (whether general or limited), and any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distribution of assets of, the issuing entity or a right to control such entity (a “Capital Interest”), (b) subscriptions, calls, warrants, options, purchase rights or commitments of any kind or character relating to, or entitling any Person to acquire, any Capital Interest, (c) stock appreciation, phantom stock, equity participation or similar rights and (d) securities convertible into or exercisable or exchangeable for any Capital Interests.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the rules and the regulations promulgated thereunder.

“Escrow Agent” means an escrow agent mutually acceptable to the Buyer and the Seller.

“Escrow Agreement” means the Escrow Agreement to be entered into by the Buyer, the Seller and Escrow Agent at the Closing, in a form mutually acceptable to the Buyer and the Seller.

“Escrow Amount” means $5,000,000.

“Escrow Fund” has the meaning set forth in Section 2.3(a)(iv).

“Estimated Closing Cash” has the meaning set forth in Section 2.4(a).

“Estimated Closing Indebtedness” has the meaning set forth in Section 2.4(a).

“Estimated Closing Statement” has the meaning set forth in Section 2.4(a).

“Estimated Closing Transaction Costs” has the meaning set forth in Section 2.4(a).

“Estimated Closing Working Capital” has the meaning set forth in Section 2.4(a).

“Export Control Laws” has the meaning set forth in Section 4.10(e).

“Filing” means a registration, declaration or filing with a Governmental Entity.

“Final Closing Cash” has the meaning set forth in Section 2.4(e)(i).

“Final Closing Indebtedness” has the meaning set forth in Section 2.4(e)(i).

“Final Closing Transaction Costs” has the meaning set forth in Section 2.4(e)(i).

“Final Closing Working Capital” has the meaning set forth in Section 2.4(e)(i).

“Financial Statements” has the meaning set forth in Section 4.6.

“Firm” has the meaning set forth in Section 2.2.

“Foreign Benefit Plan” has the meaning set forth in Section 4.13(c).

Appendix A-5

“Fundamental Representations” means the representations and warranties contained in Section 3.1 (Good Standing), Section 3.2 (Authority and Enforceability), Section 3.5 (Title to Purchased Interests), Section 3.6 (Brokers), Section 4.1(a) (Organization and Existence), Section 4.2 (Authority and Enforceability), Section 4.3 (Capitalization of the Company), Section 4.4 (Company Subsidiaries), Section 4.24 (Brokers), Section 5.1 (Good Standing), Section 5.2 (Authority and Enforceability), Section 5.7 (Brokers) and Section 10.13(b) (Good Standing, Authority and Enforceability).

“GAAP” means generally accepted accounting principles in the United States.

“Governmental Entity” means any United States federal, state or local or any supra-national or non-United States government, political subdivision, governmental, regulatory, or administrative authority, instrumentality, agency, body or commission, self-regulatory organization or any court, tribunal, arbitrator, authority, agency, commission, legislative body or official of the United States or any state, or similar governing entity, in the United States or in a foreign jurisdiction.

“Guarantee” has the meaning set forth in Section 10.13(a).

“Guaranteed Obligations” has the meaning set forth in Section 10.13(a).

“Guarantor” has the meaning set forth in the preamble to this Agreement.

“Hazardous Substances” means (a) substances that are defined or listed, in, or otherwise regulated pursuant to any applicable Laws as “hazardous substances,” “hazardous materials,” “hazardous wastes,” “toxic substances,” “pollutants,” “contaminants,” or any other similar term intended to define, list, or classify a substance by reason of such substance’s ignitability, corrosivity, reactivity, carcinogenicity, reproductive toxicity, “EP toxicity” or adverse effect on human health or the environment, (b) oil, petroleum, natural gas, natural gas liquids, synthetic gas, drilling fluids, and other wastes associated with the exploration, development, or production of crude oil, natural gas, or geothermal resources, (c) any explosives or any radioactive materials, (d) asbestos in any form, (e) polychlorinated biphenyls, (f) toxic mold, (g) per- and polyfluoroalkyl substances and (h) infectious waste.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“Illegal Business Practice Laws” means, collectively, all anti-bribery, anti-corruption, anti-fraud and anti-money laundering Laws to which a Person is subject, including Chapter 11 of Title 18 of the United States Code, the U.S. Foreign Corrupt Practices Act of 1977, the U.K. Bribery Act of 2010, all U.S. foreign Laws enacted to implement the OECD Convention on Combating Bribery of Foreign Officials in International Business Transactions, and any other Laws, including those of any state, province or municipality, that prohibit the (a) corrupt payment, transfer, or offer, promise, or authorization of, or acquiescence in, directly or indirectly, the payment, transfer or provision, of anything of value (including gifts or entertainment) to, or for the benefit or at the behest of, any representative of a Governmental Entity or commercial entity or (b) any other payment or provision, or any improper offer, promise or authorization of, or acquiescence in, anything of value or any other payment in connection with any business activity

Appendix A-6

of such Person, including any pay-for-play practices; in each case, whether to obtain or maintain any business opportunity or advantage, or to prevent or limit any business disadvantage or detriment.

“Incidental Inbound Licenses” has the meaning set forth in Section 2.4(d)

“Income Tax” means any Tax imposed on net income and franchise Taxes imposed in lieu of Taxes imposed on net income.

“Indebtedness” means any of the following: (a) any indebtedness for borrowed money; (b) any obligations evidenced by bonds, debentures, notes or other similar instruments; (c) any obligations, contingent or otherwise, under acceptance, letters of credit or similar facilities, in each case, solely to the extent drawn upon; (d) any accrued interest, fees and charges in respect of any of the foregoing; (e) all obligations of such Person under leases capitalized in the Financial Statements; (f) any Liabilities under any self-insured workers’ compensation and healthcare benefit plans and programs; (g) any prepayment premiums and penalties, and any other fees, expenses, indemnities and other amounts payable as a result of the prepayment or discharge of any of the foregoing at or prior to the Closing; (h) all Liabilities for severance payments with respect to any employees whose employment was terminated prior to the Closing, deferred compensation, prorated portion of current year bonuses, deferred payroll taxes pursuant to CARES Act, and retirement plan contributions, in each case, as of the Closing, together with the employer’s portion of any payroll, social security, unemployment and similar Taxes thereon (other than those reflected in Closing Working Capital or Closing Transaction Costs hereunder); (i) any Liability based upon the excess of benefit obligations over the assets of any defined benefit pension plan, with such Liability to be determined based upon the amount necessary to purchase an annuity to fund the Company’s unfunded obligations upon termination of the plan, including third party professional fees that have been or will be incurred in connection with such termination; (j) all reimbursement obligations of the Company relating to letters of credit (whether drawn or undrawn); (k) unpaid obligations to JD Edwards in connection with the ERP upgrade for the Company entities; (l) unpaid management fees owed to Seller Affiliates or payments owed to IC DISC Affiliate of the Seller; (m) any reserves in the Financial Statements to address compliance with or remediation obligations under Environmental Law; (n) any accrued Liabilities for customer rebates; and (o) all principal, premium, accrued and unpaid interest, related expenses, prepaid penalties, breakage costs, commitment and other fees, reimbursements, indemnities and all other amounts payable, in connection therewith on any of the liabilities or obligations in the foregoing clauses.

“Indemnitee” means any Person that is seeking indemnification pursuant to the provisions of this Agreement.

“Indemnitor” means any Party from which a Person is seeking indemnification pursuant to the provisions of this Agreement.

“Independent Expert” has the meaning set forth in Section 2.4(d).

“Intellectual Property” means all (a) patents and patent applications; (b) trademarks, service marks and trademark and service mark applications and registrations, trade dress,

Appendix A-7

logos, trade names and domain names; (c) copyrights, together with all applications, registrations and renewals therefor; and (d) trade secrets.

“Interim Balance Sheet Date” has the meaning set forth in Section 4.6.

“Interim Financial Statements” has the meaning set forth in Section 4.6.

“Interim Period” means the period beginning on the date of this Agreement and ending on the earlier of (a) the Closing and (b) the termination of this Agreement.

“Inventory Count” has the meaning set forth in Section 2.4(g).

“Investigations” has the meaning set forth in Section 6.16.

“IP Buyer” has the meaning set forth in the preamble to this Agreement.

“IP Consideration” has the meaning set forth in Section 2.1.

“IRS” means the Internal Revenue Service.

“Knowledge” means the actual knowledge or constructive knowledge, after due inquiry, of (a) in the case of the Company, Michael Gilbert, Sameer Singla, Scott Bennett and Ruth Moore, (b) in the case of the Seller, the Seller Founders, and (c) in the case of the Buyers or the Guarantor, Cedric Mutz and Vikram Chatur.

“Law” means, with respect to any Person, any applicable federal, state or local statute, law (including common law), code, treaty, ordinance, rule, order, agreement or regulation of any Governmental Entity.

“Leased Real Property” has the meaning set forth in Section 4.12(b).

“Liabilities” has the meaning set forth in Section 4.7.

“Lien” means with respect to any property or asset, any lien, mortgage, pledge, charge, security interest or other encumbrance in respect of such property or asset.

“Losses” means any loss, liability, obligation, demand, charge, Proceeding, assessed interest, penalty, damage, Tax, cost and expense of every kind and nature.

“Major Customers” means the top 15 customers of the Company Entities based on gross amounts paid for goods or services provided by the Company Entities during the 12 months ending on Balance Sheet Date.

“Major Vendor” means the top 15 suppliers and vendors of goods and services to the Company Entities based on gross amounts paid for such goods or services during the 12 months ending on Balance Sheet Date.

“Material Adverse Effect” means any change or event, circumstance, effect, occurrence, condition, state of facts or development that is, or would reasonably be expected to become,

Appendix A-8

individually or in the aggregate, materially adverse to (a) the business, assets, properties, results of operations or condition of the Company Entities, or (b) the ability of the Seller or the Company to consummate the Transactions; provided, however, that, for purposes of the foregoing clause (a), any changes or events, circumstances, effects, occurrences, conditions, state of facts or developments resulting from the following items shall not be considered when determining whether a Material Adverse Effect has occurred: (i) changes in economic, political, regulatory, financial or capital markets conditions generally or in the industries in which the Company Entities operate, including to the extent resulting from, arising out of or relating to any epidemic, pandemic or disease outbreak (including the COVID-19 virus); (ii) any acts of war, sabotage, or terrorist activities; (iii) any change of Law, accounting standards or regulatory policy after the date of this Agreement; (iv) the announcement, execution, delivery or performance of this Agreement or the consummation of the Transactions or the fact that the prospective owner of the Company is the Buyer; (v) any actions required to be taken or omitted pursuant to this Agreement; and (vi) any actions taken by, or at the request of, the Buyer; provided further, however, that any change or event, circumstance, effect, occurrence, condition, state of facts or development referred to in clauses (i) through (ii) immediately above shall be taken into account in determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur to the extent that such change or event, circumstance, effect, occurrence, condition, state of facts or development has a disproportionate effect on the Company Entities compared to other participants in the industries in which the Company Entities conduct their businesses.

“Material Contracts” has the meaning set forth in Section 4.11(b).

“New Plans” has the meaning set forth in Section 6.11(c).

“New Welfare Plans” has the meaning set forth in Section 6.11(c).

“Non-Represented Continuing Employee” has the meaning set forth in Section 6.11(a).

“Notice of Claim” has the meaning set forth in Section 9.4(a).

“Notice of Objection” has the meaning set forth in Section 2.4(c).

“Old Plans” has the meaning set forth in Section 6.11(c).

“Order” means any award, injunction, judgment, order, writ, decree or ruling entered, issued, made, or rendered by any Governmental Entity that possesses competent jurisdiction.

“Organizational Documents” means, with respect to any Person that is not an individual, the articles or certificate of incorporation or formation, by-laws, limited partnership agreement, partnership agreement, limited liability company agreement, shareholders agreement, trust agreement or such other organizational documents of such Person.

“Outside Date” has the meaning set forth in Section 8.1(a).

“Owned Intellectual Property” means all Intellectual Property owned or purported to be owned by the Company Entities.

Appendix A-9

“Owned Real Property” has the meaning set forth in Section 4.12(a).

“Party” or “Parties” has the meaning set forth in the preamble to this Agreement.

“Permit” means a consent, approval, license, permit, certificate, authorization, registration or the expiration without condition or qualification of applicable waiting period from any Governmental Entity.

“Permitted Lien” means (a) any Lien for Taxes that are not yet due or delinquent or that are being contested in good faith, (b) any landlords’, mechanics’, workmen’s, repairmen’s, warehousemen’s, carriers’ or other like Lien arising in the ordinary course of business for sums not yet due and payable or that are being contested in good faith by appropriate procedures, (c) zoning, planning, building and other similar limitations, restrictions and rights of any Governmental Entity to regulate property, (d) any Lien to be released on or prior to the Closing, (e) any condition that may be shown on a current survey or by inspection of a property, (f) any Lien that a reputable title insurance company engaged pursuant to the Transactions contemplated in this Agreement would be willing to omit as an exception or affirmatively insure against in a title insurance policy for the affected property, and (g) any Lien (other than a monetary Lien) recorded or filed in any land register or other public register which does not have a Material Adverse Effect on the Company’s use or operation of Owned Real Property.

“Person” means any natural person, corporation, general partnership, limited partnership, limited liability company, joint venture, trust, proprietorship, other business organization or Governmental Entity.

“Pre-Closing Tax Period” means any taxable period ending on or before the Closing Date and the portion through the end of the Closing Date for any Straddle Period.

“Proceeding” means any action, cause of action, suit, hearing, claim, complaint, dispute, controversy, lawsuit, litigation, investigation, arbitration, audit or proceeding (in each case, whether civil, criminal or administrative or at law or in equity) by, before or otherwise involving a Governmental Entity, whether formal or informal enforcement.

“Products” has the meaning set forth in Section 4.10(b).

“Purchase Price” has the meaning set forth in Section 2.1.

“Purchase Price Adjustment” has the meaning set forth in Section 2.4(e)(ii).

“Purchased Interests” has the meaning set forth in the recitals to this Agreement.

“R&W Insurer” means Berkshire Hathaway Specialty Insurance and/or its Affiliates.

“R&W Policy” means a buyer-side representation and warranty insurance policy bound by the R&W Insurer for coverage to the Buyers as of the date of this Agreement, naming the Buyers as insureds and providing coverage for certain Losses incurred by the Buyer Parties with respect to this Agreement, subject to the terms and conditions set forth in the R&W Policy.

Appendix A-10

“Real Property Leases” has the meaning set forth in Section 4.12(b).

“Registered IP” has the meaning set forth in Section 4.18(a).

“Related Party” means, with respect to a Person, such Person’s former, current and future direct or indirect equityholders, controlling Persons, shareholders, members, general or limited partners, Affiliates, Representatives, sources of financing, and each of their respective successors and assigns.

“Representatives” means the officers, directors, managers, trustees, employees, counsel, accountants, agents, financial advisers and consultants of a Person.

“Represented Continuing Employee” has the meaning set forth in Section 6.11(b).

“Represented Employees” means the Employees whose terms and conditions are covered by the CBA.

“Retention” means the aggregate retention amount or deductible for all covered claims under the R&W Policy.

“Review Period” has the meaning set forth in Section 2.4(c).

“Sample Calculation” means for illustrative purposes, the sample calculation of Closing Working Capital set forth on Schedule B, as if the Closing Date were the Interim Balance Sheet Date.

“Scheduled IP” has the meaning set forth in Section 4.18(a).

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended from time to time.

“Seller” has the meaning set forth in the preamble to this Agreement.

“Seller Founders” shall be Barry Siadat and Jamshid Keynejad.

“Seller Indemnitees” has the meaning set forth in Section 9.3(a).

“Seller Parties” means the Seller, its Representatives and their respective Affiliates (including, prior to the Closing, the Company Entities), and each of their respective Related Parties, and each of the successors and assigns of any of the foregoing.

“Straddle Period” has the meaning set forth in Section 6.8(c)(i).

“Subsidiary” means, with respect to any Person, any other Person of which more than 50% of the outstanding voting securities or other voting Equity Securities are owned, directly or indirectly, by such first Person.

“Target Working Capital” means $31,099,000.

Appendix A-11

“Tax” or “Taxes” means (a) any and all federal, state, local and foreign taxes, charges, fees, levies, deficiencies or other assessments of whatever kind or nature imposed by any Governmental Entity (including all net income, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, profits, license, withholding, actions, duties, payroll, employment, unemployment, excise (including, without limitation, excise taxes relating to any group health plan coverage under the Affordable Care Act and any tax or excise tax resulting from a prohibited transaction relating to any health, welfare or retirement plan), estimated, severance, stamp, occupation, real property, personal property, intangible property, commercial activity, occupancy, recording, minimum, obligations under applicable escheat or unclaimed property Laws, environmental and windfall profits taxes, together with any interest, penalty, or additional amounts imposed with respect of the foregoing), (b) any liability for the payment of any amounts of the type described in clause (a) as a result of being a member of, or a successor of, an affiliated, combined, consolidated, or unitary group for any taxable period, and (c) any liability for the payment of any amounts of the type described in clause (a) or (b) as a result of being a transferee of or successor to any Person (whether by merger, conversion or otherwise), including under Treasury Regulation Section 1.1502-6 or any similar provision of applicable Law, or, as a result of any legal or contractual obligation (express or implied) to pay such amounts to or on behalf of another Person or to indemnify any Person with respect to such amounts.

“Tax Claim” has the meaning set forth in Section 6.8(e).

“Tax Returns” means any return, report or similar statement required to be filed with any Governmental Entity with respect to any Taxes (including any attached schedules), including any information return, claim for refund, amended return and declaration of estimated Tax.

“Third-Party Claim” has the meaning set forth in Section 9.4(a).

“Third-Party Defense” has the meaning set forth in Section 9.4(b).

“Transaction Costs” means all out-of-pocket fees, costs and expenses of the Seller or the Company Entities, other than fees, costs and expenses incurred on behalf of the Buyer or any Affiliate thereof, in each case, (a) incurred prior to or as a result of the Closing in connection with the negotiation, preparation and execution of this Agreement and the Ancillary Documents and (b) to the extent not paid at or prior to the Closing. For the avoidance of doubt, Transaction Costs shall include (i) any expense related to the D&O Tail, (ii) the fees and expenses of any broker, investment banker and any other advisor, retained by the Seller or the Company, including, but not limited to, legal fees and accounting, auditor and other finance support fees, and (iii) all bonuses or change in control payments payable as a result of the Transactions and any corresponding employer-related payroll Taxes payable by the Company in connection with such bonuses and change in control payments.

“Transactions” means the transactions contemplated by this Agreement.

“Transfer Taxes” means all transfer, sales, use, real property transfer, goods and services, value added, documentary, stamp duty, gross receipts, excise, transfer and conveyance Taxes and other similar Taxes, duties, fees or charges.

“Transferred IP Assets” has the meaning set forth in the recitals to this Agreement.

Appendix A-12

“WARN Act” has the meaning set forth in Section 4.14(c).

Appendix A-13

Appendix B

Form of Non-Competition and Non-Solicitation Agreement

Appendix B-1

Non-Competition and Non-Solicitation Agreement

This NON-COMPETITION AND NON-SOLICITATION AGREEMENT, dated as of [September 1], 2021 (this “Agreement”), is entered into by and among Trinseo US Holding, Inc., a Delaware corporation (the “Buyer”), Aristech Surfaces LLC, a Kentucky limited liability company (the “Company”), and [Barry Siadat, an individual / Jamshid Keynejad, an individual / SK AA Holdings, LLC, a Delaware limited liability company] (the “Restricted Party”). Capitalized terms used but not otherwise defined herein shall have the definitions ascribed to them in the Purchase Agreement (as defined below).

RECITALS

WHEREAS, the Buyer, Trinseo Europe GmbH, a Swiss corporation, Trinseo S.A., a Luxembourg société anonyme, the Company, and [SK AA Holdings, LLC, a Delaware limited liability company / the Restricted Party], are parties to that certain Purchase and Sale Agreement (the “Purchase Agreement”), dated as of July 19, 2021, pursuant to which the Buyer agrees to purchase all of the issued and outstanding membership interests of the Company (the “Acquisition”);

WHEREAS, the Restricted Party will receive a substantial benefit as a result of the Acquisition; and

WHEREAS, the Buyer wishes to protect its investment in the Company, and, accordingly, in connection with and as a condition to the consummation of the transactions contemplated by the Purchase Agreement, the Buyer has required that the Restricted Party enter into this Agreement, and the Restricted Party is entering into this Agreement in order to induce the Buyer to enter into, and consummate the transactions contemplated by, the Purchase Agreement.

NOW, THEREFORE, in consideration of the mutual covenants, terms and conditions set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

Section 1.Non-Competition and Non-Solicitation.

a.During the Restricted Period (as defined below), except as set forth in Section 1(f), the Restricted Party shall not, directly or indirectly: (i) engage in the Restricted Business (as defined below) in the Territory (as defined below); (ii) have an interest in any Person that engages in the Restricted Business in the Territory in any capacity, including as an officer, director, manager, partner, shareholder, member, employee or consultant; (iii) cause, induce or encourage any material client, customer or supplier of the Company as of the Closing Date to terminate or modify its relationship with the Company (iv) solicit, induce or encourage any officer or employee of the Company to terminate or modify his or her relationship with the Company or (v) disclose any Confidential Information of the Company.

Appendix B-2

b.For purposes of this Agreement, the term “Restricted Period” shall mean the period commencing on the Closing Date and ending five years following the Closing Date.

c.For purposes of this Agreement, the term “Restricted Business” shall mean the sale of continuous cast acrylic products.

d.For purposes of this Agreement, the term “Territory” shall mean anywhere in the world.

e.For purposes of this Agreement, the term “Confidential Information” shall have the meaning set forth in the Confidentiality Agreement dated April 28, 2021 entered into by Buyer relating to the Company.

f.Notwithstanding the foregoing, (i) the Restricted Party may own, directly or indirectly, up to five percent of the outstanding securities of a Person that engages in the Restricted Business, provided that the Restricted Party does not serve as an officer, director or manager of such Person, (ii) nothing herein shall be deemed to limit in any respect SK Capital Partners (“Affiliate Private Equity Group”), any portfolio company of Affiliate Private Equity Group or any entity managed by Affiliate Private Equity Group so long as the Restricted Party has not disclosed any Confidential Information of the Company to the Affiliate Private Equity Group any of its portfolio companies, (iii) nothing herein shall be deemed to restrict any affiliate of any Restricted Party from hiring any former employee or officer of the Company so long as the Restricted Party did not solicit such employee or officer from leaving the Company and (iv) nothing herein shall restrict any Restricted Party from asking any officer of the Company to serve on the board of directors of a Restricted Party affiliated portfolio company so long as acceptance of such directorship is approved in advance by the Buyer and does not materially interfere with such officer’s duties to the Company.

g.The Restricted Party acknowledges that the restrictions contained in this Agreement are fair and reasonable as to their subject matter, geographical scope and duration and necessary to protect the value of the business of the Company and associated goodwill and the legitimate interests of the Buyer and constitute a material inducement to the Buyer to enter into the Purchase Agreement and consummate the transactions contemplated by the Purchase Agreement.

Section 2.Representations and Warranties.

a.The Restricted Party represents and warrants, to and for the benefit of the Buyer, that: (a) it has full power and capacity to execute and deliver, and to perform all of its obligations pursuant to, this Agreement; (b) neither the execution and delivery of this Agreement nor the performance of this Agreement will result directly or indirectly in a material violation or material breach of any agreement or obligation by which the Restricted Party is or may be bound; and (c) in connection with the negotiation of this Agreement, the Restricted Party has had the opportunity

Appendix B-3

to seek the advice of personal legal counsel regarding the contents of this Agreement, and the Restricted Party understands the implications of this Agreement.

Section 3.Miscellaneous.

a.Governing Law. This Agreement, and all claims or causes of action (whether in contract or tort) that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement (including without limitation any claim or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this Agreement or as an inducement to enter into this Agreement), shall be governed by, and construed in accordance with, the internal laws of the State of Delaware, without giving effect to the principles of conflicts of laws thereof.

b.Jurisdiction. Unless otherwise explicitly provided in this Agreement, any action, claim, suit or proceeding relating to this Agreement or the enforcement of any provision of this Agreement shall be brought or otherwise commenced in any Delaware state or federal court located in the City of Wilmington.

c.Specific Performance. The Restricted Party acknowledges that a breach of this Agreement may give rise to irreparable harm to the Buyer, for which monetary damages may not be an adequate remedy, and hereby agrees that in the event of a breach by the Restricted Party of this Agreement, the Buyer shall, in addition to any and all other rights and remedies that may be available to it in respect of such breach, be entitled to seek equitable relief, including a temporary restraining order, an injunction, specific performance and any other relief that may be available from a court of competent jurisdiction.

d.Successors and Assigns. This Agreement shall be binding upon the Restricted Party and its successors and assigns, if any, and the Buyer and the Company and their respective successors and assigns, if any. This Agreement shall inure to the benefit of the parties hereto and the respective successors and assigns, if any, of the foregoing. No party may assign any of its rights or delegate any of its obligations pursuant to this Agreement without the prior written consent of each of the other parties.

e.Severability. In the event that any provision of this Agreement or the application thereof becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other Persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the greatest extent possible, the economic, business and other purposes of such void or unenforceable provision.

Appendix B-4

f.Entire Agreement. This Agreement constitutes the entire agreement among the parties with respect to the subject matter hereof and supersedes all prior and contemporaneous agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof.

g.Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Any signature page delivered by facsimile or electronic image transmission (including in the form of a PDF file) shall be binding to the same extent as an original signature page.

[Signature Page Follows]

Appendix B-5

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be duly executed as of the day and year first above written.

BUYER:

TRINSEO US HOLDING, INC.

By:

Name:

Title:

Company:

Aristech Surfaces LLC

By:

Name:

Title:

Restricted Party:

[SK AA Holdings, LLC

By:

Name:

Title:   ]

[Barry Siadat / Jamshid Keynejad

Signature:   ]

Appendix B-6

Schedule A

Transferred IP Assets

1.	Owned Intellectual Property.
2.

To the extent not included in Owned Intellectual Property, any know-how, including any and all technical information, trade secrets, formulas, prototypes, specifications, directions, instructions, test protocols, procedures, results, studies, analyses, raw material sources, data, manufacturing data, formulation or production technology, quality control measures, production facility maintenance logs and schedules, conceptions, ideas, innovations, discoveries, inventions, processes, methods, materials, machines, devices, formulae, equipment, enhancements, modifications, technological developments, techniques, systems, tools, designs, drawings, plans, software, documentation, data, programs, and other knowledge, information, skills, and materials that are licensed to and held by the Company.

3.	Goodwill, including the good reputation or brand identification enjoyed by the Company.

Schedule A-1

Schedule B

Accounting Principles; Sample Calculation; Closing Statement Format

Accounting Principles:

1.

The Estimated Closing Statement and the Closing Statement shall be prepared in accordance with the following Accounting Principles:

(a)

the accounting methods, policies, practices, principles, bases and procedures, including classification and estimation methodology:

(i)

shall not include any purchase accounting or other adjustment arising out of the consummation of the Transactions;

(ii)

shall be based on facts and circumstances as they exist up to the Closing, and shall exclude the effect of any act, decision or event occurring after the Closing;

(iii)

shall include the same line accounts (and only those line accounts) set forth in the Sample Calculation below with respect to the calculation of the Closing Working Capital;

(iv)

shall not include any LIFO reserve;

(v)

shall not include receivables from or payments to the IC DISC Affiliate of Seller;

(vi)

shall not include (i) any accrued Liabilities for customer rebates or (ii) customer deposits or cash received for product not yet shipped by the Company to its customers; and

(vii)

the Estimated Closing Statement and Closing Statement shall be prepared in U.S. Dollars, and all amounts included in the Estimated Closing Statement and Closing Statement denominated in a currency other than U.S. Dollars shall be converted into U.S. Dollars at the mid-point U.S. Dollar spot rate of exchange applicable to such other currency quoted by the Wall Street Journal as of 12:01 a.m. Eastern Time on the Closing Date.

(b)

to the extent not addressed in Section 1(a) above, the accounting methods, policies, practices, principles, bases and procedures, including classification and estimation methodology (including in respect of the exercise of management judgment), adopted in the preparation of the Annual Financial Statements; and

(c)

to the extent not otherwise addressed in Section 1(a) or Section 1(b) above, GAAP, as in effect as of the date of this Agreement.

Schedule B-1

2. For the avoidance of doubt: (a) Section 1(a) above shall take precedence over Section 1(b) and Section 1(c) above; and (b) Section 1(b) above shall take precedence over Section 1(c) above.

Sample Calculation:

See attached.

The Sample Calculation set forth above has been included for illustrative purposes. The line items included in the Sample Calculation represent the line items to be included in Closing Working Capital; provided, that the numbers contained within the Sample Calculation shall not form part of the actual calculation of Closing Working Capital, which shall be based on the Current Assets and Current Liabilities of the Company Entities as of 12:01 a.m. Eastern Time on the Closing Date. In addition, Closing Working Capital shall be presented using the same format as that of the Sample Calculation above.

Closing Statement Format:

(amounts in $)

Base Purchase Price

$xxx

plus (a) Closing Working Capital, minus (b) Target Working Capital

[xxx][(xxx)]

plus Closing Cash

xxx

minus Closing Indebtedness

(xxx)

minus Closing Transaction Costs

(xxx)

minus the Escrow Amount

(xxx)

[Purchase Price/Closing Payment]

$xxx

Net [Purchase Price/Closing Payment] to the Seller

$xxx

The Closing Statement format set out above describes the format in which the Estimated Closing Statement and the Closing Statement shall be delivered.

Schedule B-2

Schedule C

Allocation

The Purchase Price (including any assumed liabilities taken into account as consideration for federal income Tax purposes) shall be used to determine an aggregate value for all of the assets of the Company Entities (the “Aggregate Value”). The Aggregate Value shall be allocated among the assets of the Company Entities, for purposes of Sections 754, 755 and 1060 of the Code and other Income Tax purposes, using the methodology set forth below:

Class	General Description	Methodology
Class I	Cash and cash equivalents	Equal to amount of such cash and cash equivalents
Class II	Stock and securities	Equal to Closing Statement value
Class III	Accounts receivable	Equal to Closing Statement value
Class IV	Inventory	Equal to Closing Statement value
Class V	Tangible assets	Equal to Tax Basis Subject to IRC 1060
Class VI and VII	Good will, going concern value and other intangible assets

Portion of Aggregate Value not included in above. The portion of such amount that is allocated to any “amortizable Section 197 intangible” (within the meaning of Section 197(c) of the Code) of the Company Entities with respect to which the Company Entities had an adjusted tax basis immediately prior to the Closing shall be the amount of such adjusted tax basis.

Schedule C-1